Exhibit 4.1

EXECUTION COPY

AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

BETWEEN

(1)	Vesuvius Holding B.V.

(2)	Mr Erik van den Berg

(3)	Coöperatieve Gilde Healthcare IV U.A.

(4)	Versant Venture Capital VI L.P.

(5)	Versant Vantage I, L.P.

(6)	MRL Ventures Fund, LLC

(7)	Novo Holdings A/S

(8)	Sanofi Foreign Participations B.V.

(9)	Ysios BioFund III FCRE

(10)	BB Pureos Bioventures, LP

(11)	Redmile Biopharma Investments II L.P.

(12)	Stichting Administratiekantoor LAVA Therapeutics and

(13)	LAVA Therapeutics B.V.

DATED 15 SEPTEMBER 2020

Contents

1.	DEFINITIONS AND INTERPRETATION	3
2.	EFFECTIVE DATE	9
3.	ARTICLES OF ASSOCIATION AND THIS AGREEMENT	9
4.	MANAGEMENT BOARD	10
5.	SUPERVISORY BOARD	10
6.	SHARE CAPITAL	13
7.	GENERAL MEETING	13
8.	LIQUIDATION PREFERENCE AND CONVERSION	14
9.	ISSUANCE OF SHARES	18
10.	ANTI-DILUTION PROTECTION	19
11.	TRANSFER OF SHARES	20
12.	ESOP	25
13.	INFORMATION RIGHTS AND AUDIT RIGHTS	25
14.	TAX	26
15.	REGISTRATION RIGHTS	27
16.	CONFIDENTIALITY	27
17.	DURATION	29
18.	DATA PROTECTION	29
19.	ANTI-CORRUPTION	29
20.	ESG COMPLIANCE	30
21.	CFIUS	31
22.	MAXIMUM LIABILITY	31
23.	INVALIDITY	31
24.	NOTICES	31
25.	GENERAL PROVISIONS	34
	Exhibit 1 Cap table	40
	Exhibit 2 Articles of Association	44
	Exhibit 3 Reserved Matters	45
	Exhibit 4 ESOP	49
	Exhibit 5 Business Plan and Budget	50
	Exhibit 6 Tax Covenants	51
	Exhibit 7 Deed of Adherence	54
	Exhibit 8 Registration Rights	57

THE UNDERSIGNED

(1)

Vesuvius Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its seat (statutaire zetel) in ‘s Hertogenbosch, the Netherlands, its principal place of business at Onderwijsboulevard 225, 5223 DE ‘s-Hertogenbosch, the Netherlands and registered under number 70331635 with the Trade Register (Vesuvius);

(2)	Mr Erik van den Berg, a private individual residing at Bosscheweg 61, 5261 AC Vught, the Netherlands;

(3)

Coöperatieve Gilde Healthcare IV U.A., a cooperative (coöperatie), incorporated under the laws of the Netherlands, having its seat (statutaire zetel) in Utrecht, the Netherlands and its principal place of business at Newtonlaan 91, 3584BP Utrecht, the Netherlands and registered under number 65542215 with the Trade Register (Gilde);

(4)

Versant Venture Capital VI, L.P., a limited partnership registered in Delaware, United States of America, with place of business at One Sansome Street, Suite 3630, San Francisco, CA 94104, United States of America, registered under the Delaware file number 6203280 (Versant);

(5)

Versant Vantage I, L.P., a limited partnership registered in Delaware, United States of America, with place of business at One Sansome Street, Suite 3630, San Francisco, CA 94104, United States of America, registered under the Delaware file number 7277602 (Versant I and together with Versant VI to be referred to as Versant);

(6)

MRL Ventures Fund, LLC, a limited liability company, registered in the State of Delaware, United States of America, with place of business at 320 Bent Street, Cambridge, Massachusetts 02141, United States of America, registered under the Delaware file number 5778417(MRLV);

(7)	Novo Holdings A/S, an Aktieselskab under the laws of Denmark (registration number 24 25 76 30), having its registered office at Tuborg Havnevej 19, DK 2900, Hellerup, Denmark (Novo);

(8)

Sanofi Foreign Participations B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its seat (statutaire zetel) in Amsterdam, the Netherlands, its principal place of business at Paasheuvelweg 25, 1105BP Amsterdam, the Netherlands and registered under number 33302572 with the Trade Register (Sanofi);

(9)

Ysios BioFund III FCRE, a European venture capital fund incorporated under the laws of Spain, having its seat (statutaire zetel) in San Sebastián, Spain, its principal place of business at Avenida de la Libertad, 25 4ºa-b, 20004, San Sebastián, Spain and registered under number 13 at CNMV’s registry of private equity and venture capital funds (Ysios);

(10)

BB Pureos Bioventures, LP, a Guernsey limited partnership, having its registered office located at Trafalgar Court, Les Banques, St. Peter Port, Guernsey GY1 3QL, Channel Islands, registered under number 2928, represented by its general partner BB Pureos Bioventures GP (Guernsey) Limited, a limited liability company established under Guernsey law, having its registered office located at Trafalgar Court, Les Banques, St. Peter Port, Guernsey GY1 3QL, Channel Islands, registered under number 64064 (Pureos);

(11)

Redmile Biopharma Investments II, L.P., a limited partnership registered in Delaware, United States of America, with place of business at 251 Little Falls Drive, Wilmington 19808 United States of America, registered under the Delaware file number 7081647 (Redmile);

(12)

Stichting Administratiekantoor LAVA Therapeutics, a foundation (stichting) incorporated under the laws of the Netherlands, having its seat (statutaire zetel) in ‘s Hertogenbosch, the Netherlands, its principal place of business at Onderwijsboulevard 225, 5223 DE ‘s-Hertogenbosch, the Netherlands and registered under number 68906021 with the Trade Register;

and

(13)

LAVA Therapeutics B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its seat (statutaire zetel) in ‘s Hertogenbosch, the Netherlands, its principal place of business at Yalelaan 60, 3584 CM Utrecht, the Netherlands and registered under number 65335740 with the Trade Register (the Company).

Shareholders’ Agreement

All parties to this Agreement are together referred to as the Parties and each individually also as a Party. The parties mentioned under (1) through (13) are hereinafter collectively referred to as the Shareholders.

WHEREAS

(A)	On the date hereof, the Parties entered into the Investment Agreement.

(B)	The Company was incorporated on 15 February 2016 and is engaged in the Business;

(C)

The Shareholders and the Company wish to have their mutual relations, their respective rights and obligations in respect of (their shareholdings in) the Company and the conduct of the Business governed by the provisions of this amended and restated shareholders agreement (the Agreement) and the Articles of Association.

IT IS AGREED AS FOLLOWS

1.	Definitions and interpretation

1.1	Definitions

In this Agreement the following terms shall, unless the context otherwise requires, have the following meanings:

Affiliate	means any subsidiary and any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such person;

Agreement	means this amended and restated shareholders’ agreement as amended from time to time;

Anti-Corruption Laws	has the meaning ascribed thereto in Clause 19.1;

Anti-Dilution Shares	has the meaning ascribed thereto in Clause 10.1;

Articles of Association	means the articles of association of the Company amended on the date hereof as attached hereto as Exhibit 2 Articles of Association and as may be amended from time to time;

Budget	means at any time, the then effective financial year operating and capital budget for the Company prepared, approved or amended in the manner contemplated by Clause 4.4, and for the financial year 2020 attached hereto as Exhibit 5 Business Plan and Budget;

Business	means the research and developing immune modulating therapeutics for the treatment of a number of different indications including, but not limited to, bi-specific GDT cell nanobodies;

Business Plan	means the business plan for the Company and its Subsidiaries approved or amended in the manner contemplated by Clause 4.4, and for the financial year 2020 attached hereto as Exhibit 5 Business Plan and Budget;

Business Day	means a day other than a Saturday or Sunday on which banks are open for commercial business in the Netherlands, Denmark and France;

CFIUS	means the Committee on Foreign Investment in the United States, or any member agency thereof acting in such capacity;

Shareholders’ Agreement

CFIUS Filing Requirement	has the meaning ascribed thereto in the Investment Agreement;

CFIUS Satisfied Condition	has the meaning ascribed thereto in the Investment Agreement;

Clause	means a clause of this Agreement;

Company	has the meaning ascribed thereto above;

Conflict of Interest	means a direct or indirect personal conflict of interest within the meaning of article 2:239 paragraph 6 DCC (direct of indirect persoonlijk tegenstrijdig belang);

(to) Control	means in relation to a Person, any other Person in which it directly or indirectly holds or controls either (i) a majority of the voting rights that can be exercised at a general meeting (or comparable governing body) of the other Person, (ii) the right to appoint or remove managing directors that can exercise a majority of the voting rights at meetings of the management board (or comparable governing body) of the other Person, or (iii) a majority of the issued shares (or comparable financial participation) in the capital of the other Person;

Conversion Date	has the meaning ascribed thereto in Clause 8.8;

Conversion	has the meaning ascribed thereto in Clause 8.7;

Conversion Request	has the meaning ascribed thereto in Clause 8.7;

Covered Transaction	has the meaning ascribed thereto in Clause 21.1;

DCC	means the Dutch Civil Code (Burgerlijk Wetboek);

Deed of Adherence	means the deed of adherence set out in Exhibit 7 Deed of Adherence;

Deemed Liquidation Event	has the meaning ascribed thereto in Clause 8.1;

Defaulting Series C Investor	has the meaning ascribed thereto in the Investment Agreement;

DPA	means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations thereunder, including as codified at 31 C.F.R. Part 800 and Part 801;

Drag Event	has the meaning ascribed thereto in Clause 11.14;

Effective Date	has the meaning ascribed thereto in Clause 2;

ESG Code	has the meaning ascribed thereto in Clause 20.1;

ESG Director	has the meaning ascribed thereto in Clause 20.1;

Shareholders’ Agreement

ESOP	means the Dutch Employee Stock Option Plan adopted by the Company on 20 July 2017 and amended on 31 January 2018 pursuant to which employees, directors and supervisory directors of the Company may receive an option right to purchase depositary receipts (certificaten van aandelen) which are to be issued by the STAK and the US Employee Stock Option Plan adopted by the Subsidiary and the Company on 28 January 2020;

Exempted Issuance	has the meaning ascribed thereto in Clause 9.1;

Exhibit	means an exhibit to this Agreement;

Existing Investors	means Gilde, Versant and MRLV;

First Tranche Closing	has the meaning ascribed thereto in the Investment Agreement;

First Tranche Closing Date	has the meaning ascribed thereto in the Investment Agreement;

First Tranche Deed of Issue	has the meaning ascribed thereto in the Investment Agreement;

First Tranche Series C Subscription Price	means the subscription price per Series C Share issued at the First Tranche Closing of EUR 1,019.67;

General Meeting	means the general meeting of shareholders (algemene vergadering van aandeelhouders) of the Company;

Guest	has the meaning ascribed thereto in Clause 5.8;

Independent Supervisory Director	has the meaning ascribed thereto in Clause 5.2(b);

Indirect Shareholders	means Biox Biosciences B.V., Lupus Ventures B.V. and E. Van den Berg Holding B.V.;

Initial Consideration	has the meaning ascribed thereto in Clause 8.3;

Interested Purchaser	has the meaning ascribed thereto in Clause 11.2;

Investors	means the Existing Investors and the New Investors jointly;

IPO	means an underwritten initial public offering (including a Qualified IPO) of all or any portion of the shares of any kind of the Company on (a) NASDAQ (National Association of Securities Dealers Automated Quotation) or NYSE (New York Stock Exchange) or (b) another stock exchange qualifying as a market in financial instruments or, as the case may be, as a regulated market within the meaning of Directive 2004/39/EC of the European Parliament and of the Council of 21 April 2004 on markets in financial instruments;

Investment Agreement	means the investment agreement entered into by each of the Shareholders and the Company on or about the date hereof setting out the terms and conditions pursuant to which the Series C Shareholders will invest in the Company in exchange for the issue of Series C Shares;

Key Management	has the meaning ascribed thereto in the Investment Agreement;

Liquidation Preference	has the meaning ascribed thereto in Clause 8.1(h);

Management Board	means the management board (bestuur) of the Company;

Managing Director	means a statutory director on the Management Board;

Shareholders’ Agreement

New Investors	means Redmile, Novo, Sanofi, Ysios and Pureos jointly;

New Securities	means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities;

Non-U.S. Shareholder	has the meaning ascribed thereto in Clause 21.1;

Notary	means a (deputy) civil-law notary with its office in the Netherlands;

Notice	has the meaning ascribed thereto in Clause 11.2;

Observer	has the meaning ascribed thereto in Clause 5.7;

Offer	has the meaning ascribed thereto in Clause 9.1;

Offering Shareholder	has the meaning ascribed thereto in Clause 11.2;

Ordinary Shares	means at any time the ordinary shares in the share capital of the Company with a nominal value of EUR 0.01 each;

Participating Shareholder	has the meaning ascribed thereto in Clause 11.13;

Party or Parties	has the meaning ascribed thereto above;

Permitted Transferee	has the meaning ascribed thereto in Clause 11.18;

Person	means an individual, corporation, company, firm, partnership, joint venture, association, trust, unincorporated organization, limited liability company or any other entity;

Preferred Shareholder	means a Shareholder holding Preferred Shares in the share capital of the Company from time to time;

Preferred Shares	means the Series A Shares, the Series B Shares and the Series C Shares jointly;

Primary Notice	means the written notice from a Preferred Shareholder notifying the Offering Shareholder that such Preferred Shareholder intends to exercise its Right of First Refusal as to some or all of the Transfer Shares with respect to a Proposed Transfer, on the terms and conditions specified in the Notice;

Proposed Transfer	means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Share (or any interest therein) proposed by any of the Shareholders;

Qualified Board Majority	means a majority vote of four (4) out of six (6) Series C Supervisory Directors cast in a Supervisory Board meeting, including the vote of at least (i) two (2) Series C Supervisory Directors appointed on the basis of a nomination by the New Investors and (ii) two (2) Series C Supervisory Directors appointed on the basis of a nomination by the Existing Investors;

Qualified IPO	has the meaning ascribed thereto in Clause 8.10;

Shareholders’ Agreement

Qualified Preferred Majority	means the majority vote of (i) at least seventy percent (70%) of the then-outstanding Preferred Shares and (ii) the Series C Majority;

Recipient’s Business	has the meaning ascribed thereto in Clause 13.6;

Remaining Transfer Shares	has the meaning ascribed thereto in Clause 11.5;

Representatives	has the meaning ascribed thereto in Clause 19.1;

Reserved matters	has the meaning ascribed thereto in Clause 4.5;

Right of First Refusal	means the right, but not an obligation, of each Preferred Shareholder (other than the Offering Shareholder) to purchase all or any portion of the Transfer Shares with respect to a Proposed Transfer, on the terms and conditions specified in the Notice;

Second and Third Tranche	means the subscription price per Series C Share issued at the Series C Subscription Price Second Tranche Closing or the Third Tranche Closing, as the case may be, of EUR 1,152.23;

Secondary Notice	means the written notice from a Secondary Transferee notifying the Preferred Shareholders and the Offering Shareholder that such Secondary Transferee intends to exercise its Secondary Refusal Right as to some or any portion of the remainder of any Transfer Shares not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Notice;

Secondary Notice Period	has the meaning ascribed thereto in Clause 11.5;

Secondary Transferees	has the meaning ascribed thereto in Clause 11.4;

Secondary Refusal Right	means the right, but not an obligation, of each Secondary Transferee to purchase some or all of the Transfer Shares not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Notice;

Second Tranche Closing	has the meaning ascribed thereto in the Investment Agreement;

Securities Act	means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

Series A Majority	means a majority vote of the Shareholders holding the outstanding Series A Shares;

Series A Preferred Dividend	has the meaning ascribed thereto in Clause 8.6;

Series A Shareholder	means a Shareholder holding Series A Shares in the share capital of the Company from time to time;

Series A Shares	means the issued and outstanding series A convertible preferred shares, having a nominal value of EUR 0.01 each in the share capital of the Company with voting rights and bearing the Series A Preferred Dividend;

Series A Subscription Price	means the subscription price per Series A Share of EUR 134.03;

Series B Majority	means a majority vote of the Investors holding the outstanding Series B Shares;

Shareholders’ Agreement

Series B Shareholder	means a Shareholder holding Series B Shares in the share capital of the Company from time to time;

Series B Shares	means the issued and outstanding series B convertible preferred shares, having a nominal value of EUR 0.01 each in the share capital of the Company with voting rights and bearing the Series B Preferred Dividend;

Series B Shares Preferred Dividend	has the meaning ascribed thereto in Clause 8.5;

Series B Subscription Price	means the subscription price per Series B Share of EUR 906.78;

Series C Majority	means a majority vote of the Investors holding 2/3rd (two third) of the then outstanding and called Series C Shares (i.e. excluding Series C Shares issued pursuant to Clauses 4.1.2 and 5.1.2 of the Investment Agreement until the Second Tranche Closing or the Third Tranche Closing (both as defined in the Investment Agreement) respectively having occurred in accordance with the terms and conditions of the Investment Agreement);

Series C Shareholder	means a Shareholder holding Series C Shares in the share capital of the Company from time to time;

Series C Shares	means the issued and outstanding series C convertible preferred shares, having a nominal value of EUR 0.01 each in the share capital of the Company with voting rights and bearing the Series C Shares Preferred Dividend;

Series C Shares Preferred Dividend	has the meaning ascribed thereto in Clause 8.4;

Series C Subscription Price	means the First Tranche Series C Subscription Price or the Second and Third Tranche Series C Subscription Price, as the case may be;

Series C Supervisory Directors	has the meaning ascribed thereto in Clause 5.2(a);

Shareholders	has the meaning ascribed thereto in the introduction of this Agreement, as well as any new shareholder which has executed a Deed of Adherence;

Shares	means the Ordinary Shares, the Series A Shares, the Series B Shares and the Series C Shares jointly;

Specified Price	has the meaning ascribed thereto in Clause 11.2;

STAK	means Stichting Administratiekantoor LAVA Therapeutics, registered with the Trade Register under number 68906021;

Subsidiaries	means any subsidiary the Company may have from time to time;

Supervisory Board	means the supervisory board (raad van commissarissen) of the Company consisting of the Series C Supervisory Directors and the Independent Supervisory Directors;

Supervisory Director	means a member of the Supervisory Board;

Shareholders’ Agreement

Tag Along Right	has the meaning ascribed thereto in Clause 11.12;

Third Tranche Closing	has the meaning ascribed thereto in the Investment Agreement;

Transfer	means in relation to any Share to directly or indirectly (i) (a) sell, assign, transfer or otherwise dispose of it; (b) create or permit to subsist any encumbrance over it; (c) direct that another Person should receive it, or assign any right to it; (d) enter into any agreement in respect of the votes or any other rights attached to it; or (e) agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing and Transferred shall be construed accordingly;

Transfer Shares	has the meaning ascribed thereto in Clause 11.2; and

Vesuvius Repurchase	means the First Vesuvius Repurchase or Second Vesuvius Repurchase as defined in the Investment Agreement;

Vesuvius Share Conversion	has the meaning ascribed thereto in Clause 11.18(d).

1.2	Interpretation

In this Agreement, unless otherwise specified:

(a)	Clauses and Exhibits are clauses of and exhibits to this Agreement;

(b)	headings of Clauses and Exhibits are for convenience only and do not affect the interpretation of this Agreement;

(c)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(d)	references to “writing” shall include any modes of reproducing words in a legible and non-transitory form;

(e)

references to any Dutch legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than the Netherlands, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the Dutch legal term.

1.3	Exhibits

The Exhibits comprise all the exhibits to this Agreement and form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement shall include all Exhibits.

2.	Effective date

2.1	This Agreement takes effect upon execution of the First Tranche Deed of Issue (the Effective Date).

3.	Articles of Association and this Agreement

Articles of Association

3.1

The Parties agree that the Articles of Association and the articles of association of the Subsidiaries, including the Parties’ respective rights and obligations thereunder, will at all times be interpreted and construed in accordance with the provisions of this Agreement, to the extent possible under applicable law.

3.2

The Shareholders agree to use their voting powers in the General Meeting to amend the Articles of Association and the articles of association of the Subsidiaries, where and when needed, to align the relevant articles of association with this Agreement as much as possible.

Shareholders’ Agreement

Waiver

3.3

Each Shareholder hereby waives its pre-emption rights or any other transfer restrictions and its rights of first refusal and similar rights under this Agreement and the Articles of Association in relation to the issuances of the Series C Shares at the Second Tranche Closing and the Third Tranche Closing, as the case may be, under and in accordance with the Investment Agreement.

Favorable terms

3.4	The holders of Series B Shares, Series A Shares and Ordinary Shares will not have rights more favorable than those of the New Investors under this Agreement.

4.	Management Board

Composition

4.1

The members of the Management Board of the Company shall be appointed, suspended and dismissed by the General Meeting or, as the case may be, shall be suspended by the Supervisory Board, in accordance with this Agreement and the Articles of Association.

4.2	At the Effective Date, the Management Board shall consist of Mr Hurly and Mr Parren.

Duties

4.3	The Management Board shall be responsible for and undertake the day-to-day management and operations of the Company and shall be authorised to represent the Company.

Decision-making

4.4

Each Managing Director shall have one (1) vote. Except as otherwise provided for in this Agreement and without prejudice to Clause 4.5, decisions of the Management Board can only be adopted by an absolute majority vote of the Managing Directors who are present or represented.

4.5

The Management Board shall require the prior approval of a Qualified Board Majority (to be confirmed in writing, whether in the form of a written resolution or written minutes), for resolutions set out in Part 1 of Exhibit 3 (the Management Board Reserved Matters).

4.6

Parties acknowledge and agree that no Management Board Reserved Matter shall be adopted or enforced by the Company without the prior written approval of the Supervisory Board in accordance with Clause 4.5.

D&O Insurance

4.7

The Company will, with the approval of a Qualified Board Majority, arrange, for the benefit of the Managing Directors and the Supervisory Directors, for an adequate directors’ and officers’ liability insurance. In the event of a Deemed Liquidation Event in which the Company ceases to exist, the Company shall ensure that the Company’s successor assumes the Company’s obligations with respect to indemnification of the Managing Directors and the Supervisory Directors.

Implementation at Subsidiaries

4.8

The Company and the Management Board shall procure that with respect to any Subsidiary or other entity over which the Company has either negative or affirmative Control, similar provisions regarding governance as those included in Clauses 4, 5 and 7 will be implemented at the level of such entity to procure that the decision-making at such entities’ level will effectively and where legally possible be treated as decision-making at the level of the Company in accordance with this Agreement.

5.	Supervisory Board

Composition

5.1	The Company shall have a Supervisory Board composed of up to eight (8) Supervisory Directors.

Shareholders’ Agreement

Binding Nomination

5.2	As from the Effective Date:

(a)

Novo, Sanofi, Ysios, Gilde, Versant and MRLV shall each be entitled to procure the appointment, suspension and dismissal by the General Meeting of one (1) Supervisory Director (each a Series C Supervisory Director) through binding nomination; and

(b)

a Qualified Board Majority shall be entitled to procure the appointment, suspension and dismissal by the General Meeting of two (2) independent Supervisory Directors by a Qualified Board Majority (each an Independent Supervisory Director) through binding nomination.

One (1) Independent Supervisory Director shall be appointed chairperson of the Supervisory Board.

For the avoidance of doubt, an independent Supervisory Director must have relevant industry experience and with the exception of Mr Erik van den Berg may not be an officer, director or employee of the Company, its Shareholders or any of the Company’s or Shareholders’ Affiliates.

5.3	Initially, as from the Effective Date:

(a)	Ms Lüneborg shall be the Novo Series C Supervisory Director;

(b)	Ms Crespo shall be the Sanofi Series C Supervisory Director;

(c)	Mr Jean-Mairet shall be the Ysios Series C Supervisory Director;

(d)	Mr Luzi shall be the Gilde Series C Supervisory Director;

(e)	Mr Magni shall be the Versant Series C Supervisory Director;

(f)	Mr Halse shall be the MRLV Series C Supervisory Director; and

(g)	Mr Van den Berg shall be one (1) of the Independent Supervisory Directors and be the chairperson of the Supervisory Board.

The Parties agree that one (1) seat for an Independent Supervisory Director shall initially be vacant.

5.4

Any Series C Shareholder who is a Defaulting Series C Investor shall no longer have the right to nominate any Supervisory Director pursuant to Clause 5.2, and shall procure the resignation of any Supervisory Director nominated by such Defaulting Series C Investor, in each case as set forth in the Investment Agreement. A Qualified Preferred Majority shall appoint a Supervisory Director to fill the vacancy.

5.5

If any Party wants to replace a Supervisory Director nominated by it under Clause 5.2, the Management Board shall, subject to the terms and conditions of this Agreement, convene a General Meeting to give effect thereto.

5.6

The Shareholders agree that the Supervisory Directors nominated by Sanofi and MRLV respectively will not take part in meetings, discussions and the decision making of the Supervisory Board or receive information in respect of partnering, licensing and mergers and acquisitions with strategic partners of the Company. In case of any debate or dispute regarding the applicability of this limitation, following a discussion within the Supervisory Board in which the Series C Supervisory Directors appointed on the basis of a nomination by Sanofi and MRLV may partake, it shall be applicable only upon a majority vote of three (3) out of five (5) (in case the Supervisory Board is composed of seven (7) Supervisory Directors) or four (4) out of six (6) (in case the Supervisory Board is composed of eight (8) Supervisory Directors) Supervisory Directors cast in a Supervisory Board meeting, including the vote of at least one (1) Independent Supervisory Director, but excluding the vote of the Series C Supervisory Directors appointed on the basis of a nomination by Sanofi and MRLV respectively.

Shareholders’ Agreement

Observer and Guests

5.7

Pureos is entitled to appoint one (1) observer (waarnemer) to the Supervisory Board and, as from the moment Mr Van den Berg is no longer an Independent Supervisory Director, Vesuvius is entitled to appoint one (1) observer (waarnemer) to the Supervisory Board (each, an Observer). An Observer is entitled to attend and participate in meetings of the Supervisory Board and all Supervisory Board committees, but is not entitled to cast votes or participate in the decision-making process in Supervisory Board meetings. An Observer shall be entitled to receive copies of notices, minutes, consents or other sources of information as provided to the Supervisory Board at the same time and in the same manner as those provided to the Supervisory Directors.

As per the date of this Agreement, Pureos appoints Martin Münchbach as an Observer.

5.8

The Management Board is entitled to invite one (1) representative of each of Novo, Gilde, Versant and Redmile as a guest upon five (5) Business Days’ prior written notice to the Supervisory Board (each, a Guest). Such Guest is entitled to attend and participate in meetings of the Supervisory Board and/or Supervisory Board committees for which it is invited. A Guest is not entitled to cast any votes during Supervisory Board meetings. A Guest shall be entitled to receive copies of notices, minutes, consents or other sources of information as provided to the Supervisory Board in respect of any Supervisory Board meeting for which it is invited at the same time and in the same manner as those provided to the Supervisory Directors.

5.9

Without prejudice to Clauses 5.7 and 5.8, the relevant Shareholder nominating the respective Observer or Guest shall procure that (i) its Observer or Guest shall agree to hold in confidence and trust and to act in a fiduciary manner (but, for the avoidance of doubt, such representative shall not be deemed a fiduciary) with respect to all information so provided as if such Observer or Guest were a Supervisory Director and (ii) upon advice of counsel, the Company reserves the right to, at its sole discretion, withhold any information and to exclude such Observer or Guest from any meeting or portion thereof if (A) such Observer and/or Guest is holding a position (whether as an executive director, non-executive director, advisor, observer or guest to the board) of another company which, at the sole discretion of a simple majority of the Supervisory Board, competes with the Business and as such constitutes a competitor of the Company and/or (B) access to such information or attendance at such meeting would adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a Conflict of Interest.

5.10	If a simple majority of the Supervisory Board so authorises or requests, other persons (auditors, consultants, advisers and employees) shall be permitted to attend meetings of the Supervisory Board.

Supervisory Board Meetings

5.11

The Supervisory Board shall hold meetings at regular intervals, but at least five (5) times per year. Supervisory Board meetings will be convened by the chairperson of the Supervisory Board giving at least ten (10) Business Days prior notice or such shorter period if, at the sole discretion of the chairperson of the Supervisory Board, the circumstances so require. Meetings shall also be held upon the written request of any of the Supervisory Directors and against prior written notice of at least ten (10) Business Days. Attendance by telephone or video conference shall be permitted. The meetings of the Supervisory Board shall be held in English. At least five (5) Business Days in advance of a meeting, an agenda shall be sent stating the items which shall be discussed at such meeting, accompanied by supporting documents relating to such items, if any. Within no more than thirty (30) Business Days after each such meeting, a copy of the minutes of that meeting shall be delivered to each Supervisory Director.

5.12

A Supervisory Director may be represented at a Supervisory Board meeting and votes may also be rendered by power of attorney given by one Supervisory Director to another Supervisory Director, or email confirming the same. When a Supervisory Director holding such power of attorney, or email confirming the same, attends any Supervisory Board meeting, he or she shall provide the other Supervisory Directors in attendance with copies of any such written power of attorney or email confirming the same.

Decision-making

5.13

Each Supervisory Director shall have one (1) vote. The Shareholders agree that the Supervisory Board will adopt resolutions by a simple majority of the votes cast by the Supervisory Directors who are present or represented, unless a Qualified Board Majority is required under this Agreement or the Articles of Association. If there is a tie of votes the proposal is rejected, provided that if there is a tie of votes and the Supervisory Board is composed of eight (8) Supervisory Directors, the proposal will be escalated to the General Meeting, which may adopt such proposal with the approval of the Series C Majority. The chairperson of the Supervisory Board will not have a casting vote.

Shareholders’ Agreement

Quorum and deadlock

5.14

In a physical or telephone conference meeting the Supervisory Board shall only be able to validly adopt resolutions if (i) such meeting was validly convocated and (ii) at such meeting at least four (4) Series C Supervisory Directors are present or represented. If the quorum is not met, or if a tie in votes occurs during the adoption of a resolution, then any proposed resolution shall as soon as possible be resolved at a next physical or telephone conference meeting of the Supervisory Board without a quorum being applicable.

Conflict of Interest

5.15

A Supervisory Director who has a Conflict of Interest shall immediately report this to the other Supervisory Directors. He or she will hold him/herself available to provide all information relevant to the Conflict of Interest to the other Supervisory Directors, but he or she may not participate in the discussions and the decision making process with respect to the subject matter to which the Conflict of Interest pertains.

Supervisory Board sub-committees

5.16	To the extent the Supervisory Board creates sub-committees, such as a remuneration committee or an audit committee, each Supervisory Director shall be entitled to be on any such sub-committee.

Out of pocket expenses

5.17

The Supervisory Directors and the Observers (to the extent permitted under Clause 5.7) shall be reimbursed for their reasonable out of pocket documented travel expenses in accordance with the Company’s travel policy specified in Chapter 11 of the Company’s employment manual.

Indemnification Agreements

5.18	The Company shall enter into an indemnity agreement with each Supervisory Director in a form as attached to the Investment Agreement as Schedule 12.

6.	Share Capital

6.1

Subject to clause 7 of the Investment Agreement, the capitalization of the Company, immediately after the First Tranche Closing, the Second Tranche Closing and the Third Tranche Closing, as contemplated by the Investment Agreement is set out in Part A, Part B and Part C respectively of Exhibit 1.

6.2	The Shareholders will have all voting and other rights attaching to their Shares as set out in this Agreement and the Articles of Association.

7.	General Meeting

Annual Meeting

7.1

Within one (1) month from receipt of the audited annual accounts of the Company as per Clause 13.3, but ultimately within five (5) months from the end of each financial year, the annual General Meeting shall be held with at least the following items on the agenda:

(a)	adoption of the annual accounts of the Company or an extension for the preparation thereof;

(b)	the profit appropriation;

(c)	discharge (kwijting verlenen) of the Managing Directors and Supervisory Directors for their performances as Managing Directors or Supervisory Directors respectively; and

(d)	all such other matters required by applicable law.

Shareholders’ Agreement

General Meetings

7.2	Subject to Clause 7.3 below:

(a)

General Meetings shall be held at the places set forth in the Articles of Association. General Meetings may be held at any other location, provided that legally valid resolutions at such General Meeting may only be adopted if all persons who have right to attend and address the General Meeting have consented to the General Meeting being held at such location and the Managing Directors and Supervisory Directors have been given the opportunity to advise on this. Any Shareholder that wishes to join a meeting by telephone or video shall be allowed to do so and shall be deemed to be present in person at such meeting for the purpose of any quorum. General Meetings shall be deemed to have been held at the location set out in the meeting convocation, regardless of the physical location of the Shareholders joining the meeting by telephone or video;

(b)

Shareholders who have a right to address and attend the General Meetings shall be given notice of a General Meeting by or on behalf of the Management Board by giving at least eight (8) calendar days prior written notice (not including the day of notice and the day of the General Meeting). Together with the notice of the meeting, an agenda shall be sent stating the items which shall be discussed at such meeting, accompanied by supporting documents relating to such items, if any; and

(c)

unless stated otherwise in the Articles of Association or this Agreement, resolutions of the General Meeting shall be adopted by a simple majority of the votes validly cast at a General Meeting. A General Meeting can only resolve provided that at a meeting more than 50% (fifty percent) of the issued share capital is present or represented. If the aforesaid quorum is not met, the meeting may be reconvened and must be held not less than two (2) weeks and not more than four (4) weeks after the earlier proposed and invalid meeting. The reconvened meeting may pass any resolutions that were also on the agenda of the earlier proposed and invalid meeting, and furthermore irrespective of the share capital represented at the reconvened meeting. The reconvening notice shall notify that such meeting is the reconvened meeting and that resolutions can be adopted irrespective of the share capital represented at the meeting.

Reserved Matters

7.3

The General Meeting shall require the prior approval (to be confirmed in writing, whether in the form of a written resolution or written minutes) of the Qualified Preferred Majority on the resolutions of the General Meeting as set out in Part 2 of Exhibit 3 (the General Meeting Reserved Matters).

Adoption of Resolutions

7.4

In accordance with the Articles of Association, the Shareholders agree that resolutions of the General Meeting may be adopted in writing or via email with the required/agreed majority and without holding a meeting, and all Shareholders otherwise entitled to vote at such General Meeting hereby irrevocably commit to consent – if and when asked – to this manner of decision making, provided that (i) all other holders of meeting rights (if any) shall have agreed to this manner of decision-making, and the Company shall procure such agreement thereto, and (ii) the Managing Directors and Supervisory Directors shall be informed of, and be enabled to advise on, the resolution being made prior to the adoption thereof.

Voting

7.5

Each Shareholder shall be entitled to cast one (1) vote on each Share held by such Shareholder (based on nominal value). The holders of Preferred Shares will vote together with the holders of Ordinary Shares and not as a separate class, except as specifically provided in this Agreement, the Articles of Association, or as otherwise required by law.

8.	Liquidation Preference and Conversion

Deemed Liquidation Event and Liquidation Preference

8.1	In the event of a single transaction or series of related transactions resulting in:

(a)	the bankruptcy, liquidation, dissolution, (partial) winding-up or reorganization, voluntary or involuntary, of the Company;

(b)	the sale, lease, transfer or licensing out or other disposition of all or a substantial part of the Company’s assets (including shares in its Subsidiaries and/or the intellectual property rights);

Shareholders’ Agreement

(c)

a merger (juridische fusie) or demerger (splitsing), reverse merger, acquisition or consolidation involving the Company or its Subsidiaries with any other company, resulting in the Company not being the surviving company and/or resulting in a change of Control over the Company;

(d)

the sale or transfer of more than fifty percent (50%) of the then-outstanding Shares (by trade sale or otherwise (other than a transaction primarily for fund raising purposes as approved by the Series C Majority)); or

(e)

any other event or series of events (for the avoidance of doubt, excluding any research collaboration transaction without significant upfront fees available for distributions to the Shareholders) as determined by the Qualified Board Majority to be a Deemed Liquidation Event, that leads to any proceeds (cash or assets) becoming available for distribution to the Shareholders and, in each instance, whether payment is made in one transaction or in multiple steps or transactions, and whether paid directly or deferred and/or held in escrow or otherwise,

(any such event a Deemed Liquidation Event), the Parties shall, irrespective of the liquidation distribution provisions provided for in the Articles of Association, after payment of any and all expenses related to such Deemed Liquidation Event, allocate and distribute all proceeds of such Deemed Liquidation Event, be it cash, stock or surplus assets, as follows amongst the Shareholders:

(f)

firstly, on the Series C Shares only: if any remaining proceeds, an amount equal to the Series C Subscription Price actually paid for such Series C Shares and any unpaid accrued Series C Preferred Dividends;

(g)

secondly, on the Series B Shares only: if any remaining proceeds, an amount equal to the Series B Subscription Price actually paid for such Series B Shares and any unpaid accrued Series B Preferred Dividends;

(h)

thirdly, on the Series A Shares only: if any remaining proceeds, an amount equal to the Series A Subscription Price actually paid for such Series A Shares and any unpaid accrued Series A Preferred Dividends,

(the Liquidation Preference); and

(i)

finally, the remainder of the proceeds, if any, shall be distributed to all Shareholders pro rata to their shareholding in the Company on an as converted basis, treating for this purpose all Shares as if they had been converted to Ordinary Shares at a Conversion immediately prior to such Deemed Liquidation Event.

8.2

If the available balance is insufficient to distribute the Deemed Liquidation Event proceeds under Clause 8.1(f), the available balance will be distributed to the holders of the Series C Shares proportional to the total value of their Series C Shares shareholdings.

If the available balance is insufficient to distribute the Deemed Liquidation Event proceeds under Clause 8.1(g), the available balance will be distributed to the holders of the Series B Shares proportional to the total value of their Series B Shares shareholdings.

If the available balance is insufficient to distribute the Deemed Liquidation Event proceeds under Clause 8.1(h), the available balance will be distributed to the holders of the Series A Shares proportional to the total value of their Series A Shares shareholdings.

8.3

For the avoidance of doubt, the holders of Series C Shares’, Series B Shares’ and Series A Shares’ respective entitlement to Deemed Liquidation Event proceeds in conformity with Clauses 8.1 and 8.2 will not be abrogated or diminished in the event part of the consideration is subject to contingencies (if any, e.g. earn out or milestone payments). In such events the relevant transaction agreements shall provide that (a) the portion of such consideration that is not subject to any contingencies (the Initial Consideration) shall be allocated in accordance with the Deemed Liquidation Event preference payments as set out in Clause 8.1 as if the Initial Consideration were the only consideration payable in connection with such transaction and (b) any additional consideration (including for the avoidance of doubt any escrow amounts) which becomes payable to Shareholders upon satisfaction of contingencies shall be allocated in accordance with the Deemed Liquidation Event preference payments as set out in Clause 8.1 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

Shareholders’ Agreement

Preferred Dividends

8.4

Dividends shall accrue on each Series C Share on a cumulative, non-compounding basis at the rate per annum of eight percent (8%) of the Series C Subscription Price Per Share actually paid for such Series C Shares (as adjusted, as the case may be, to reflect any amendment of the nominal value by means of any stock splits, capital reductions, combinations, recapitalizations or any other similar actions) (the Series C Preferred Dividend). The Series C Preferred Dividends shall be payable solely when, as, and if declared by the General Meeting, subject to prior approval of the Series C Majority, and the Company shall be under no obligation to pay such Series C Preferred Dividends. No Series B Preferred Dividend or Series A Preferred Dividend or dividends on Ordinary Shares shall be declared, paid or set aside unless the full Liquidation Preference on all outstanding Series C Shares shall have been paid first.

8.5

Dividends shall accrue on each Series B Share on a cumulative, non-compounding basis at the rate per annum of eight percent (8%) of the Series B Subscription Price Per Share actually paid for such Series B Shares (as adjusted, as the case may be, to reflect any amendment of the nominal value by means of any stock splits, capital reductions, combinations, recapitalizations or any other similar actions) (the Series B Preferred Dividend). The Series B Preferred Dividends shall be payable solely when, as, and if declared by the General Meeting, subject to prior approval of the Series B Majority, and the Company shall be under no obligation to pay such Series B Preferred Dividends. No Series A Preferred Dividend or dividends payable on Ordinary Shares shall be declared, paid or set aside unless the full Liquidation Preference on all outstanding Series B Shares shall have been paid first.

8.6

Dividends shall accrue on each Series A Share on a cumulative, non-compounding basis at the rate per annum of five percent (5%) until and including 31 January 2018 and eight percent (8%) after 31 January 2018 (as adjusted, as the case may be, to reflect any amendment of the nominal value by means of any stock splits, capital reductions, combinations, recapitalizations or any other similar actions) (the Series A Preferred Dividend). The Series A Preferred Dividends shall be payable solely when, as, and if declared by the General Meeting, subject to prior approval of the Series A Majority, and the Company shall be under no obligation to pay such Series A Preferred Dividends. No dividends payable on Ordinary Shares shall be declared, paid or set aside unless the full Liquidation Preference on all outstanding Series A Shares shall have been paid first.

Optional Conversion

8.7

Without prejudice to clause 7 of the Investment Agreement, the Parties agree that upon written request of any Preferred Shareholder to the Company at any time (a Conversion Request), any requested number of its Preferred Shares shall, without payment of additional consideration, be converted into Ordinary Shares at a conversion rate of 1:1 (a Conversion) which Conversion rate shall be adjusted to reflect any amendment of the nominal value by means of any stock splits, combinations, capital reductions, combinations, recapitalizations or any other similar actions.

8.8

The date of receipt by the Company of the Conversion Request shall be the date of Conversion (the Conversion Date). Upon receipt of a Conversion Request the Company will immediately take all action, and to the extent necessary to achieve the Conversion, each of the Parties:

(a)

irrevocably agrees to take all action and resolutions required to effectuate such Conversion and shall procure that the Supervisory Director(s) nominated by such Party (as applicable) shall, subject to any restrictions of applicable law, vote in favour of such Conversion at the meeting of the Supervisory Board; and

(b)

where necessary, unconditionally and irrevocably shall grant a power of attorney to the Notary, to execute a deed of issuance of Shares or amendment to the Articles of Association to the extent this appears necessary to effectuate the Conversion.

On or as soon as practicable after the Conversion Date:

(c)	the Management Board shall enter the Conversion in the shareholders register of the Company;

Shareholders’ Agreement

(d)

the Company shall pay the holders of the converted Preferred Shares all dividends accrued but unpaid thereon in Ordinary Shares at fair market value as per the Conversion Date, or at the election of a Series C Majority and subject to restrictions under applicable Dutch regulations in respect of payment of dividends, in cash;

(e)	any and all preference rights with respect to the converted Preferred Shares will terminate.

Automatic Conversion

8.9	The Parties agree that, notwithstanding any previous Conversions:

(a)

all Preferred Shares shall automatically convert into Ordinary Shares at a 1:1 conversion ratio in the event of the General Meeting, including the Qualified Preferred Majority, voting in favour of such mandatory Conversion at the date and time, or the occurrence of an event, specified by such Qualified Preferred Majority; and

(b)

all Preferred Shares (or if the Preferred Shares have already been converted into Ordinary Shares in accordance with the optional conversion right included in Clause 8.7 and 8.8, such Ordinary Shares) held by a Defaulting Series C Investor shall automatically convert into Ordinary Shares at a 3:1 conversion ratio (or such part of the Ordinary Shares shall be cancelled) pursuant to the terms and conditions of clause 7 of the Investment Agreement.

Qualified IPO

8.10

The Parties agree that, notwithstanding any previous Conversions, all Preferred Shares shall automatically convert into Ordinary Shares at a 1:1 conversion ratio upon the closing of a firmly underwritten public offering of Ordinary Shares on a United States stock exchange at a price per Ordinary Share resulting in at least an amount equal to 1.8 (one point eight) times the Series C Subscription Price for the First Tranche Shares and for a total offering of not less than USD 60,000,000 (sixty million United States dollars) before deduction of underwriters commission and expenses (and adjusted for stock splits, combinations, recapitalizations or any other similar actions that have led to a different capitalization of the Company as if no such stock split, combination, recapitalization or any such other action had taken place) (a Qualified IPO). The conditions for a Qualified IPO can be amended (but only to the extent that the amount of the offering is not increased) or waived by the written consent of the Qualified Preferred Majority. Each of the Parties irrevocably agrees to vote in favour of, take all actions and adopt any resolutions, including a waiver of pre-emptive rights, required to effectuate a Qualified IPO.

8.11

For the avoidance of doubt, no Series C Preferred Dividends, Series B Preferred Dividends nor Series A Preferred Dividends shall be paid, whether accrued or otherwise, in the event of any Conversion of Preferred Shares into Ordinary Shares in connection with an IPO that is a Qualified IPO.

Non-Qualified IPO

8.12

Upon a Qualified Preferred Majority consenting to an IPO (other than a Qualified IPO) in accordance with the provisions of any applicable agreement as between the Company and some (or all) of its Shareholders, effective upon the consummation of such IPO, at which time:

(a)

subject to Clause 8.1, all the Preferred Shares shall automatically be converted into such number of Ordinary Shares using such conversion rates (possibly combined with a stock split or reverse stock split) as the Qualified Board Majority shall determine as to ensure that after Conversion, the holders of Preferred Shares are entitled to the amount of proceeds such holders would have been entitled to receive upon the occurrence of a Deemed Liquidation Event in accordance with Clause 8.1 and Clause 8.2 on the date of the pre-money (i.e. pre-IPO) valuation of the Company, as such pre-money (i.e. pre- IPO valuation of the Company) shall be determined and agreed in good faith between the Company and the joint book-running managers of the IPO; and

(b)

all securities conferring any right to acquire Preferred Shares shall thereafter automatically take effect as a right to acquire a number of Ordinary Shares so calculated by reference to the number of the relevant class of Preferred Shares which would otherwise have been acquired pursuant to such securities.

Shareholders’ Agreement

For the avoidance of doubt, no cash proceeds will be paid to the holders of Preferred Shares from the IPO by virtue of the conversion of its Preferred Shares and no adjustment may be required based on the calculation performed per the above.

8.13

Any additional Ordinary Shares (if any) which are required to be issued by the Company pursuant to Clause 8.12 shall be fully paid up as to nominal value by capitalisation of reserves. To the extent that it is not lawful (or the Company lacks sufficient reserves) to make such an issue, then each Shareholder to which such Ordinary Shares would otherwise have been so issued shall have the right to subscribe at nominal value such number of Ordinary Shares as would have been so acquired had the issue been made in full.

Consequences of Conversion

8.14

All holders of Preferred Shares shall be sent written notice of the time of the automatic Conversion and the place designated for automatic Conversion of all such Preferred Shares pursuant to Clause 8.9(a). All rights with respect to the Preferred Shares converted pursuant to Clause 8.9(a), including the rights, if any, to receive notices and vote (other than as a holder of Ordinary Shares), will terminate at the automatic Conversion. Such converted Preferred Shares shall be cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the issued number of Preferred Shares accordingly.

8.15

The rights attaching to Ordinary Shares resulting from an (optional or automatic) Conversion shall rank pari passu in all respects with the rights attaching to all other Ordinary Shares (subject to Clause 8.1).

8.16

Nothing in Clauses 8.7 through 8.15 shall entitle any Shareholder to any fraction of any Share and any such fraction of a Share shall be disregarded and may be otherwise applied by the Company at the discretion of the Qualified Board Majority.

9.	Issuance of Shares

Pre-emptive right

9.1

Subject to the terms and conditions of Clause 7.3, this Clause 9 and applicable securities laws, upon an issuance of New Securities (the Offer), each Shareholder shall have a pre-emptive right to subscribe for such New Securities in proportion to their respective holdings of Shares (on an as-converted basis) immediately prior to such Offer (whereby Versant I may also subscribe to the pro rata portion of Versant VI and vice versa). Subject to required approvals, if any, under this Agreement, the pre-emptive rights as set out in this Clause 9.1 shall not apply or are hereby waived by the Shareholders in respect of:

(a)

any options to be granted or executed, Ordinary Shares and depositary receipts of Ordinary Shares to be issued under the ESOP or any other compensation or equity incentive plans, as approved by a Qualified Board Majority;

(b)	any issuance of Ordinary Shares as a result of stock splits or stock dividends or recapitalizations or any other subdivision of Ordinary Shares or similar actions;

(c)	in case of any issuance of Second Tranche Shares and Third Tranche Shares or issuance of Shares pursuant to Clause 8.12 and/or Clause 10 of this Agreement;

(d)	any issuance of Ordinary Shares following a (optional or automatic) Conversion;

(e)

any issuance of Shares or other securities upon an (unqualified or Qualified) IPO or upon exercise of warrants or rights granted to the underwriters in connection with such IPO or the issuance of Shares or other securities in connection with such IPO in accordance with Clause 8.12;

(f)	a Deemed Liquidation Event approved by a Qualified Board Majority;

(f)	any issuance of Shares or other securities in connection with licensing, collaboration, strategic/corporate partnering activities or acquisitions, as approved by a Qualified Board Majority; or

(g)

any issuance of Shares or other securities in connection with entry into credit facilities or credit arrangements or incurrence of other indebtedness for borrowed money, as approved by a Qualified Board Majority,

Shareholders’ Agreement

each an Exempted Issuance. Each Shareholder shall, where necessary, vote in favour of an exclusion of pre-emptive rights for an Exempted Issuance.

9.2

Should any Shareholder not apply for its proportionate part of the Offer, the remaining Shareholders shall have the right to purchase the Shares not applied for in proportion to their shareholding (on an as-converted basis) immediately prior to such Offer. The pre-emptive rights set forth in Clause 9.1 shall terminate immediately prior to a Qualified IPO.

Further Funding

9.3	Except as provided in the Investment Agreement no Shareholder shall be obliged to provide any capital to the Company.

10.	Anti-dilution Protection

10.1

As long as Series C Shares and Series B Shares are outstanding, upon an issuance of New Securities for a price which is less than the (i) Series C Subscription Price applicable to the Series C Preferred Shares (as adjusted for stock dividends, stock splits, combinations thereof or similar events), in relation to the Series C Preferred Shares or (ii) Series B Preferred Subscription Price applicable to a series of Series B Preferred Shares (as adjusted for stock dividends, stock splits, combinations thereof or similar events), in relation to the Series B Preferred Shares (each of (i) and (ii), a Down Round), the conversion price immediately prior to such issuance shall be adjusted to a new conversion price (the New Conversion Price), unless and to the extent a Series C Shareholder or a Series B Shareholder has specifically waived its rights under this Clause 10 in writing, calculated to the nearest cent with half a cent being rounded up in accordance with the following narrow based weighted anti-dilution adjustment:

CP2 = CP1 * (A+B) / (A+C), where

CP2 = New Conversion Price in effect after the Down Round;

CP1 = Conversion price immediately prior to the Down Round (being initially equal to the applicable Series C Subscription Price or Series B Subscription Price respectively);

A = Number of outstanding Preferred Shares (excluding the unallocated Shares pursuant to the ESOP) prior to the Down Round on an as converted and fully diluted basis;

B = The aggregate consideration received by the Company under the Down Round divided by the conversion price (CP1);

C = Number of Shares to be issued pursuant to the Down Round,

and the Company shall promptly issue in accordance with applicable requirements to each of the holders of Series C Shares and/or the holders of Series B Shares such number of Series C Shares and/or Series B Shares as calculated in accordance with the following formula (rounding the product, N, down to the nearest possible whole Series C Share and/or Series B Shares) (the Anti-Dilution Shares):

N = (PS * CP1 / CP2) – PS, where

N = number of Anti-Dilution Shares to be awarded;

PS = number of Series C Shares or Series B Shares held by the Series C Shareholder or Series B Shareholder respectively prior to the Down Round.

Issuance of Anti-Dilution Shares

10.2

Upon the issuance of the Anti-dilution Shares pursuant to this Clause 10, the Company will pay-up the respective purchase price for the Anti-Dilution Shares by means of charging the respective amounts equal to the subscription price for such Anti-Dilution Shares against the free and distributable reserves of the Company, in accordance with applicable law. If the reserves of the Company are not sufficient to pay up the Anti-Dilution Shares to which the holders of Series C Shares or holders of Series B Shares are entitled then each of the holders of Series C Shares or holders of B Shares respectively shall pay up the appropriate nominal amount in cash. For the avoidance of doubt, the anti-dilution protection set out in this Clause 10 shall not change the aggregate Liquidation Preference of the Series C Shares and/or Series B Shares, and appropriate modifications shall be made so that the aggregate Liquidation Preference of the Series C Shares and/or Series B Shares, inclusive of any Anti-Dilution Shares, shall remain unchanged.

Shareholders’ Agreement

10.3

Each of the Parties hereby irrevocably agrees to such issue of Anti-Dilution Shares as is consistent with this Clause 10 and agrees to co-operate in all actions and resolutions required for the issue of such Anti-Dilution Shares, which any Shareholder may request the Company to issue in connection with the provisions of this Clause 10, and to waive any and all pre-emptive rights that such Party may have in relation to the Anti-Dilution Shares to be issued to such Series C Shareholder and/or Series B Shareholder. In addition, the Parties shall effectuate an amendment of the Articles of Association to the extent that such amendment should be required in order to facilitate the issue of Anti-Dilution Shares.

Exclusions

10.4	The anti-dilution protection set out in this Clause 10 will not apply in the event of an Exempted Issuance.

11.	Transfer of Shares

General

11.1

A Transfer of any Shares shall only be permitted taking into account the restrictions as laid down in this Agreement and the Articles of Association. If a Shareholder Transfers any of its Shares to a third party, such Transfer is only allowed provided that such third party enters into a Deed of Adherence.

Third party offers

11.2

The Parties agree that any Shareholder who intends to accept a bona fide at arm’s length offer in writing, received from one or more parties (an Interested Purchaser) for all or part of the Shares held by such Shareholder (an Offering Shareholder), shall be obliged to give written notice thereof to the Company and the other Shareholders (the Notice). The Notice shall be given within ten (10) Business Days after receipt of the offer from the Interested Purchaser and shall contain all terms and conditions of such offer, including the name of the Interested Purchaser, the number of Shares offered (the Transfer Shares), the price offered (the Specified Price), the form of consideration and the intended date of the Proposed Transfer.

Right of First Refusal and Secondary Refusal Right

11.3

Each Offering Shareholder hereby unconditionally and irrevocably grants a Right of First Refusal to each Preferred Shareholder (not being the Offering Shareholder) to purchase all or any portion of the Transfer Shares that such Offering Shareholder proposes to Transfer to the Interested Purchaser, at the same price and conditions as specified in the Notice (whereby Versant VI may also subscribe to the pro rata portion of Versant I and vice versa). To exercise its Right of First Refusal under this Clause 11.3, a Preferred Shareholder must deliver a Primary Notice to the Offering Shareholder within thirty (30) calendar days from the date of receipt of the Notice specifying the number of Transfer Shares to be purchased by such Preferred Shareholder. If the Preferred Shareholders exercising their Right of First Refusal in the aggregate wish to purchase more than the number of Transfer Shares, the Transfer Shares shall be allocated among them in proportion to the number of Preferred Shares held by them (for the avoidance of doubt not including Preferred Shares that have been converted into Ordinary Shares) held by them; provided, however, that a Preferred Shareholder cannot be allocated more Transfer Shares than such Preferred Shareholder wished to purchase in accordance with its Notice.

11.4

To the extent not all Transfer Shares offered by the Offering Shareholder would be acquired by the Preferred Shareholders pursuant to Clause 11.3, each Offering Shareholder hereby unconditionally and irrevocably grants a Secondary Refusal Right to each of the other Shareholders (not being a Preferred Shareholder or the Offering Shareholder) (the Secondary Transferees) to purchase all or any portion of such remaining Transfer Shares not purchased by the Preferred Shareholders pursuant to Clause 11.3. To exercise its Secondary Refusal Right, a Secondary Transferee must deliver a Secondary Notice to the Offering Shareholder and the Preferred Shareholders within fourteen (14) calendar days after the Preferred Shareholders’ deadline for their delivery of the Primary Notice as provided in Clause 11.3. If the Secondary Transferees exercising their Secondary Refusal Right in the aggregate wish to

Shareholders’ Agreement

purchase more than the number of Transfer Shares, the Transfer Shares shall be allocated among them in proportion to the number of Shares held by them; provided, however, that a Secondary Transferee cannot be allocated more Transfer Shares than such Secondary Transferee wished to purchase in accordance with its Secondary Notice.

11.5

If not all Transfer Shares will be acquired pursuant to Clauses 11.3 and 11.4 by the end of the fourteen (14) day period specified in the second-to-last sentence of Clause 11.4 (the Secondary Notice Period) the Offering Shareholder shall be free to sell all, but not less than all, of such remaining Transfer Shares (the Remaining Transfer Shares) to the Interested Purchaser for the same consideration set out in the Notice and otherwise on terms and conditions substantially similar to (and in no event more favourable to either the Offering Shareholder or Interested Purchaser than) the terms and conditions set forth in the Notice, it being understood and agreed that any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including, without limitation, the terms and restrictions set forth in Clause 11.15(f)(iv).

Consideration other than in cash

11.6

If the consideration proposed to be paid for the Transfer Shares is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by a Qualified Board Majority and as set forth in the Notice. If the Preferred Shareholders and Secondary Transferees, as the case may be, cannot for any reason pay for the Transfer Shares in the same form of non-cash consideration, the Preferred Shareholders and Secondary Transferees may pay the cash value equivalent thereof.

Closing

11.7

The closing of the purchase of the Transfer Shares by the Preferred Shareholders and Secondary Transferees, as the case may be, shall take place, and all payments from the Preferred Shareholders and Secondary Transferees shall have been delivered to the Offering Shareholder, by the later of (i) the date specified in the Notice as the intended date of the Proposed Transfer; and (ii) twenty-one (21) calendar days after delivery of the Primary Notice or the Secondary Notice, as applicable or within such longer period as is reasonably necessary to obtain any approval from any regulatory or competition authority or material third party approvals, failing which the Offering Shareholder shall only be allowed to Transfer the Transfer Shares after (again) having followed the Right of First Refusal and Secondary Refusal Right procedure as set out under Clauses 11.3 through 11.7.

11.8	For the avoidance of doubt, the rights and obligations of the Parties under Clauses 11.3 through shall terminate upon completion of an IPO.

Waiver of rights

11.9

To the extent one or more of the Shareholders should not exercise their rights under Clauses and 11.4, each of them – without prejudice to applicable Tag Along Rights – agrees to, for a period of ninety (90) days from the later of (i) the end of the thirty (30)-day period mentioned in Clause 11.3 and (ii) the end of the Secondary Notice Period, give all reasonable co-operation which the Offering Shareholder may need to effect the sale and transfer of the Transfer Shares to the accepting Shareholder(s) that do exercise their rights under Clauses 11.3 and 11.4 and / or – if not all of the Transfer Shares are sold and transferred to the other Shareholders – the Interested Purchaser on the terms and conditions set out in the Notice.

Vesuvius – sale of Indirect Shareholder

11.10

The rights of first refusal and the tag along rights of the Shareholders, except for Vesuvius, shall mutatis mutandis be applicable to the sale and transfer by any Indirect Shareholder of any shares in the share capital of Vesuvius, provided that the Shareholders and Indirect Shareholders of Vesuvius (excluding the Indirect Shareholder wanting to sell its Shares) shall have such rights of first refusal and tag along rights pro rata to their ultimate economical shareholding in the Company (disregarding their interest in Vesuvius) and in which case the Shareholders in the Company and Indirect Shareholders of Vesuvius (excluding the Indirect Shareholder wanting to sell its Shares) shall, upon exercise of their right of first refusal, acquire the equivalent of the number and class of Shares in the Company (instead of shares in Vesuvius) and Vesuvius shall procure all actions are taken to effectuate the above.

Shareholders’ Agreement

11.11

Notwithstanding Clause 11.10, the Indirect Shareholders of Vesuvius shall be entitled on the Second Tranche Closing to transfer amongst the Indirect Shareholders of Vesuvius 200 shares in the share capital of Vesuvius in view of the Second Vesuvius Repurchase (as defined in the Investment Agreement) and such transfer of shares in the share capital of Vesuvius shall not trigger any rights of first refusal of the other Shareholders as specified in Clause 11.10.

Tag Along

11.12

Upon receipt of the Notice in respect of a sale of Shares other than Series C Shares, instead of exercising its Right of First Refusal, each of the Preferred Shareholders (not being the Offering Shareholder) may require the Offering Shareholder to sell a number of Shares up to its pro rata part of the outstanding Shares multiplied by the Remaining Shares to the Interested Purchaser (the Tag Along Right), provided that such Tag Along Right will apply mutatis mutandis to holders of Ordinary Shares if and when the Remaining Shares will constitute more than 50% of all Shares. For the avoidance of doubt, in the event of a Deemed Liquidation Event, the total proceeds of such sale (irrespective of whether such sale is a full or a partial sale) shall be distributed in accordance with the Liquidation Preference.

11.13

Each Preferred Shareholder who wishes to exercise its Tag Along Right pursuant to Clause 11.12 (each, a Participating Shareholder) must give the Offering Shareholder written notice to that effect within thirty (30) calendar days from the receipt of the Notice. As long as the agreement in which the Transfer of Shares from the Offering Shareholder to the Interested Purchaser is not final, any of the Participating Shareholders has the right to withdraw its offer to sell its Shares to the Interested Purchaser. If any of the Participating Shareholders withdraws its offer to sell its Shares in accordance with Clause 11.12, such Participating Shareholder shall be deemed to have waived its Right of First Refusal.

Drag Along

11.14

In the event of a Deemed Liquidation Event or an IPO (each a Drag Event) that has been approved by the Qualified Preferred Majority, subject to Clause 11.15, each Shareholder (for the avoidance of doubt, including any current and future holders of Ordinary Shares, whether then held or subject to the exercise of options or warrants) and the Company hereby severally and not jointly agree:

(a)

if such Drag Event requires Shareholder approval, with respect to all Shares that such Shareholder owns or over which such Shareholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favour of, and adopt, such sale or transaction and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such sale or transaction;

(b)

if such Drag Event is a sale of the outstanding share capital of the Company in a Deemed Liquidation Event, to sell the same proportion of Shares of the Company beneficially held by such Shareholder as is being sold by the other Shareholders to the Person to whom the Shareholders propose to sell their Shares, and, except as permitted in Clause 11.15, on the same terms and conditions as the other shareholders of the Company;

(c)

if such Drag Event is a sale of the outstanding share capital of the Company in a Deemed Liquidation Event, to execute and deliver instruments of conveyance and transfer, and any purchase agreement, merger agreement, or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing and any similar or related documents if so required; and

(d)

not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the sale or transaction.

11.15	Notwithstanding anything to the contrary set forth herein, a Shareholder will be required to comply with Clause 11.14 above in connection with any Deemed Liquidation Event unless:

Shareholders’ Agreement

(a)

such Shareholder is required to agree (unless such Shareholder is an employee of the Company) to any covenant in connection with the Drag Event not to compete or not to solicit customers, or suppliers of any party to the Drag Event;

(b)

such Shareholder and its Affiliates are required (unless such Shareholder is an employee of the Company) to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective Affiliates, except that the Shareholder may be required to agree to terminate the investment-related documents between or among such Shareholder, the Company and/or other Shareholders;

(c)

the Shareholder shall be liable for the inaccuracy of any representation or warranty made by any other Person (other than the Company) in connection with the Drag Event, other than representations as to their respective title, authority and capacity to sell the Shares held by them (provided that the liability of each Party in relation to such representations is several, with each Party only required to provide representations in respect of the Shares that it is transferring);

(d)

the liability for indemnification, if any, of such Shareholder in the Drag Event and for the inaccuracy of any representations and warranties made by the Company or by the Shareholders (for the business representations and warranties) in connection with such Drag Event, is joint and not several (hoofdelijk) with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Shareholder of any identical representations, warranties and covenants provided by all Shareholders), and is pro rata in proportion to the amount of consideration paid to such Shareholder in connection with such Drag Event;

(e)

liability shall not exceed such Shareholder’s applicable share (determined based on the respective proceeds payable to each Shareholder in connection with such Drag Event) of a negotiated aggregate indemnification amount that applies equally to all Shareholders but that in no event exceeds the amount of consideration otherwise payable to such Shareholder in connection with such Drag Event, except with respect to claims related to fraud by such Shareholder, the liability for which need not be limited as to such Shareholder; and

(f)	upon the consummation of the Deemed Liquidation Event:

(i)

each holder of each class or series of Shares will not receive the same form of consideration for their Shares of such class or series as is received by other holders in respect of their Shares of such same class or series of Shares, and if any holders of any Shares of the Company are given a choice as to the form of consideration to be received as a result of the Drag Event, all holders of such Shares will be given the same option;

(ii)

each holder of a series of Preferred Shares will not receive the same amount of consideration per share of such series of Preferred Shares as is received by other holders in respect of their Shares of such same series;

(iii)	each holder of Ordinary Shares will not receive the same amount of consideration per Ordinary Share as is received by other holders in respect of their Ordinary Shares; and

(iv)

the aggregate consideration receivable by all holders of the Preferred Shares and Ordinary Shares shall not be allocated among the holders of Preferred Shares and Ordinary Shares on the basis of Liquidation Preference (assuming for this purpose that the Drag Event is a Deemed Liquidation Event) in accordance with this Agreement.

11.16	If any Shareholder fails to timely comply with its obligations following from this Clause 11.14, then:

(a)

on the basis of section 2:192(4) DCC, the Articles of Association shall provide that, in respect of its Shares, such Shareholder’s voting rights, right to receive distributions and right to attend and address the General Meeting shall be suspended; and

Shareholders’ Agreement

(b)

on the basis of section 2:192(5) DCC, the Articles of Association shall provide that the Company is irrevocably authorized to transfer such Shareholder’s Shares that are to be transferred pursuant to Clause 11.14 to the Interested Purchaser.

Preference

11.17

The Parties observe that in case of a bona fide offer in writing by an Interested Purchaser, the provisions of Clause 11.3 through 11.6 hereof (Right of First Refusal) will apply in preference to the provisions of Clause 11.12 (Tag Along) which means that first Shareholders are entitled to purchase the shares offered before any Shareholders are entitled to co-offer any of their shares for sale. Clause 11.14 and 11.15 (Drag Along) however shall apply in preference to all of the aforementioned provisions.

Permitted transfer

11.18	A Shareholder may at all times transfer Shares to:

(a)	a wholly owned-subsidiary of it or of its holding company of which it is itself a wholly owned-subsidiary; or

(b)

a personal holding company under the Control of such Shareholder or any similar vehicle under the Control of the Shareholder to allow the economic benefit (and not the voting rights) of such Shares to be transferred to any spouse or child of such Shareholder in connection with reasonable estate planning by such Shareholder; or

(c)	in case the Shareholder is an investor:

(i)

where that person is an investment fund or an investment fund manager, to (a) an investment fund (i) managed by such Shareholder, or (ii) managed by, advised by or the management of which is fully delegated to the same manager or adviser as such Shareholder or by a manager or adviser as such Shareholder or by a manager or adviser that is an Affiliate (excluding portfolio companies) of the Shareholder, or (b) an Affiliate which is not a competitor (excluding portfolio companies), provided that such transferee complies with “KYC/AML” obligations; or

(ii)	to its members, shareholders or partners (excluding portfolio companies) in case of liquidation or winding up of the fund referred to above, subject to applicable law,

(d)

in case the Shareholder is Vesuvius, to the Company itself in connection with the Vesuvius Repurchase or an Indirect Shareholder to effectuate a ‘share conversion’ enabling each Indirect Shareholder of Vesuvius to become a direct holder of Shares in the Company, representing its proportional indirect shareholding in the Company (the Vesuvius Share Conversion),

(each a Permitted Transferee), provided that (i) the Shareholder that wishes to Transfer its Shares shall notify the other Shareholders and the Supervisory Board in writing of such permitted transfer, (ii) each Permitted Transferee will become a party to this Agreement by means of executing a Deed of Adherence, (iii) as a condition to the Vesuvius Share Conversion, the Indirect Shareholders of Vesuvius will accede to the Investment Agreement and thereby accept each and every obligation of Vesuvius as specified in the Investment Agreement, including but not limited to the Second Vesuvius Repurchase (as defined in the Investment Agreement) and (iv) the Indirect Shareholder of Vesuvius and Vesuvius shall jointly (and not severally) be entitled to appoint an Observer subject to and in conformity with Clause 5.7 and the right for Vesuvius to appoint an Observer subject to and in conformity with Clause 5.7 shall terminate automatically and with immediate effect at the last date on which the Vesuvius Share Conversion in respect of the third Indirect Shareholder has taken place.

In the event of a transfer of shares to a Permitted Transferee under this Clause 11.18, Clauses through 11.14 shall not apply.

11.19

If a Shareholder has transferred Shares in accordance with Clause 11.18 to any entity (including a personal holding company or trustee foundation) under the Control of such Shareholder, or Shares are held at the date of this Agreement by any entity under the Control of any person, and such entity ceases to be under the Control of such Shareholder or person, the Shares held by such entity shall be retransferred immediately to such Shareholder or person and the Shareholder concerned shall cause such transfer to be promptly effected.

Shareholders’ Agreement

Lock-up

11.20

Except in the event of a Deemed Liquidation Event, or a transfer to a Permitted Transferee pursuant to Clause 11.18(b), no transfer of any Shares and depositary receipts granted under the ESOP to Management Board members and Key Management shall be permitted for a period of three (3) years as from the First Tranche Closing Date.

11.21	It shall be a condition of any transfer of Shares that:

(a)

the transferee, if not already a Party, enters into an undertaking to observe and perform the provisions and obligations of this Agreement and enjoy the benefits of it in accordance with the Deed of Adherence; and

(b)

all Shares transferred under this Clause 11 shall be free from all liens, charges and encumbrances and shall carry all rights, benefits and advantages attached to them in accordance with this Agreement and the applicable law; and

(c)

upon the transfer of any Shares the transferor immediately prior to such transfer shall, only if required by the other Shareholders or the Company, secure the resignations of the directors appointed upon the nomination of the transferor, with indemnification of the Company and its Subsidiaries against any claims such persons may have as a result of such resignation (but notwithstanding any claims such persons may have for the period prior to their resignation).

Agreement to co-operate

11.22

Each of the Parties hereby agrees to act in accordance with the provisions of this Clause 11 and to unconditionally co-operate in the effectuation of any transaction in accordance with the provisions of this Clause 11. In particular, each of the Parties agrees to waive its rights under the Articles of Association to the extent such waiver is necessary to procure that the provisions of this Clause 11 may be applied in such manner as is described in this Clause 11. Each Shareholder hereby gives an irrevocable power of attorney to the Company to sign the Deed of Adherence on its behalf.

12.	ESOP

12.1	The ESOP of the Company is attached hereto as Exhibit 4 ESOP.

13.	Information rights and audit rights

Access to books and records

13.1

The books and records of the Company (and its Subsidiaries, if applicable) shall be open to audit and inspection by each of the Investors and its representatives, at its own costs and expenses, during normal business hours and on two (2) Business Days’ prior notice, provided, however, that the Company shall not be obligated pursuant to Clauses 13.1 and 13.3 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an appropriate confidentiality agreement, in a form acceptable to the Company and the Investor, prior access being granted) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

Business Plan and Budget

13.2

The Management Board will prepare a Business Plan and a Budget no later than thirty (30) Business Days prior to the beginning of each financial year, provided that prior approval shall be required for such Business Plan and Budget in accordance with Clause 4.4 above.

General information

13.3	The Company agrees to furnish, through the Management Board, to the Investors the following information (which may also be furnished in electronic format):

(a)	within thirty (30) days from the end of each month: summarized profit and loss statements plus a management report;

Shareholders’ Agreement

(b)	within forty-five (45) days from the end of each quarter: (unaudited) quarterly profit and loss statements plus a management report;

(c)	bi-annually: capitalisation tables (which will disclose the grants of options, if any, by the Company);

(d)	annually: at least thirty (30) days before the beginning of a financial year, the Budget and Business Plan;

(e)

prior to April 1st of the subsequent financial year, the audited annual accounts of the Company, prepared under accounting standards reasonably determined by the Supervisory Board, which are audited or reviewed, as applicable, by a certified auditor and including the signed auditor´s opinion report for the preceding financial year; and

(f)	any other information concerning the Company or the Business as per the reasonable request of an Investor.

13.4

Notwithstanding anything else in Clause 13.3 to the contrary, the Company may cease providing the information set forth in Clause 13.3 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under Clause 13.3 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

13.5

Notwithstanding Clauses 13.3 and 13.4, the Company shall without delay inform the Shareholders in case it is (accused or convicted of being) involved in illegal activities. The Company will immediately inform the Shareholders in case of any litigation matter (including bankruptcy and insolvency proceedings and formal investigation by any regulatory or administrative body) relating to the Company (but excluding non-material employee disputes), and will keep the Shareholders informed on a regular basis of any development in relation thereto and of the steps and actions that are being taken by and/or against the Company.

13.6

The Company understands that each Series C Shareholder as well as any Supervisory Director nominated by a Series C Shareholder (as the case may be), invests in, forms, operates, mentors and monitors companies (collectively, the Recipient’s Business), and receives confidential information from many sources (including these companies) about opportunities that may involve similar, identical or competing technologies, products, processes, methodologies, services, target disease states, strategic partners or investors. The Company agrees that neither this Agreement (including any agreement or deed entered into in connection with this Agreement) nor the receipt of any confidential information hereunder shall:

(a)

subject to the agreement to invest in accordance with the terms set out in the Investment Agreement, obligate the Series C Shareholder, including any of its Affiliates, or any Supervisory Director nominated by that Series C Shareholder to invest in the Company,

(b)

limit or prevent in any way the Series C Shareholder, including in operating any of its Affiliates or engaging in Recipient’s Business or any other business, regardless of whether it is similar or identical to, or competitive with, any current or proposed business of the Company; and

(c)	restrict the disclosure by any individual of information retained in her or his unaided memory, subject always to the provisions set forth in Clause 16 of this Agreement.

13.7

The Company hereby confirms and agrees that any and all prior or future activities of a Series C Shareholder that constitute the Recipient’s Business shall not be deemed to constitute a Conflict of Interest for the provision of any rights or remedies of the Company hereunder or under any other agreement, and hereby waives any Conflicts of Interests to the maximum extent permitted by applicable law or regulation.

14.	Tax

US tax position

14.1	Upon request the Management Board shall provide any Shareholder incorporated in the United States of America with:

Shareholders’ Agreement

(a)

such information as is reasonably requested by such Shareholder for the purpose of complying with any applicable US tax and filing obligations pursuant to the US Internal Revenue Code of 1986, as amended;

(b)

an annual PFIC Information Statement completed by the Company in accordance with Section 1295 of the US Internal Revenue Code of 1986 and the applicable Treasury Regulations for the purpose of allowing such Shareholder to make and maintain a “qualified electing fund” election pursuant Section 1295 of the US Internal Revenue Code of 1986; and

(c)

US tax representations and covenants from the Company regarding the “controlled foreign corporation” and “passive foreign investment company” tax rules under the US Internal Revenue Code of 1986, if and to the extent those can be issued by the Company.

14.2

The Shareholder(s) requesting the information from the Company pursuant to Clause 14.1 will provide the Company with the necessary advisory support in order for the Company to be able to prepare and deliver to the Shareholder(s) the requested information. The advisory fees and other costs incurred by the Company to facilitate this information request will be paid by the Shareholder(s) requesting such information.

14.3	The Management Board will provide Versant and MRLV with such information as set out in Exhibit 6 (Tax Covenants).

Risk and account

14.4

All taxes, duties, levies and social security premiums payable (ultimately) by a Shareholder in connection with such Shareholder’s investment under this Agreement, including the grant or ownership of Shares, are for the sole risk and account of such Shareholder.

15.	Registration rights

15.1

The Parties hereby agree to the terms of registration rights set forth in Exhibit 8 Registration Rights attached hereto, which terms shall be incorporated into this Agreement by reference and go into full force and effect as of the execution of this Agreement.

16.	Confidentiality

16.1

Each Party shall treat as strictly confidential all non-public information whether in writing, oral or otherwise received or obtained as a result of entering into or performing this Agreement which relates to:

(a)	the Company and/or its Subsidiaries, or their business or assets;

(b)	the provisions of this Agreement; and

(c)	the negotiations relating to this Agreement.

16.2	Any Party may disclose information which would otherwise be confidential if and to the extent:

(a)	the information is or becomes publicly available without breach of this Agreement;

(b)

required by the law of any jurisdiction, any securities exchange or regulatory or governmental body with competent jurisdiction to which any Party is subject or submits, wherever situated, whether or not the requirement for information has the force of law; any Party so required to disclose any confidential information shall promptly notify the other Parties, where practicable and to the extent lawful to do so, before disclosure occurs and shall to the extent lawful to do so consult with the other Parties regarding the timing and content of such disclosure and shall where practicable and to the extent lawful to do so take such action which the other Parties may reasonably request/which may reasonably be required to challenge the validity of such disclosure requirement;

(c)

disclosed to that Party’s investor committee’s (and in case of MRLV the investment team) on all information pertaining to the Company and/or its subsidiaries and the equity investment made or to be made in the Company in accordance with its reporting obligations (including, if applicable, under its fund investment documents or to the extent required for legal, tax, audit or regulatory purposes), subject to a duty of confidentiality;

Shareholders’ Agreement

(d)

disclosed to the professional advisers, auditors or bankers of that Party or its Affiliates (excluding portfolio companies), employees, consultants, officers and directors of that Party or its Affiliates (excluding portfolio companies) (subject to duties of confidentiality and only to the extent necessary for any lawful purpose);

(e)	all other Parties have given prior written approval to the disclosure; or

(f)	such is required to be disclosed to the direct or indirect shareholders of any Party under the terms of a binding agreement;

provided that any such information disclosed pursuant to paragraphs (b) and/or (c) above, shall be disclosed only after consultation with the other Parties hereto.

16.3

Notwithstanding the provisions of Clause 16.1, a Shareholder may disclose information which would otherwise be confidential pertaining to the Company and/or its Subsidiaries, and the equity investment made or to be made in the Company in accordance with its reporting obligations (including, if applicable, under its fund investment documents or to the extent required for legal, tax, audit or regulatory purposes), to any existing or prospective investors, investor committees and/or Affiliates (excluding portfolio companies) of such Shareholder in the ordinary course of business, subject to duties of confidentiality.

16.4

Furthermore, it is agreed and acknowledged that each of the Shareholders will be entitled to report regularly to its investors, investor committees and/or any of its Affiliates (excluding portfolio companies) on all information pertaining to the Company and the equity investment made or to be made in the Company in accordance with its reporting obligations (including, if applicable, under its fund investment documents or to the extent required for legal, tax, audit or regulatory purposes), provided that such Affiliate is bound by confidentiality obligations.

16.5

The Company acknowledges that a portion of the invested capital by the Investors originates from (i) the European Recovery Program (ERP) – EIF Facility, (ii) the EIF-INNOVFIN Facility and (iii) the EIF-EFSI Facility. In addition to Clause 16.3, the Company acknowledges and agrees that the European Investment Fund and its co-investors, but excluding portfolio companies, and any third party authorized by these parties, have the right to audit the investments made by the Shareholder(s) by examining all respective relevant books and documents of the Company, either in person or by way of a duly authorized third party. The aforementioned right includes the right to conduct audits at the facilities of the Company. The Company acknowledges that part of the Investment benefits from the financial backing of the European Union under the European Fund for Strategic Investments (“EFSI”) set up under the Investment Plan for Europe. The purpose of EFSI is to help support financing and implementing productive investments in the European Union and to ensure increased access to financing. Such facility is operated by the European Investment Fund (“EIF”). In connection therewith and notwithstanding the foregoing, the Company acknowledges and agrees that the EIF, agents of the EIF, the European Court of Auditors, the European Commission, the European Anti-Fraud Office and any other competent EU institution or body, will have the right, in the terms requested by the law, to have unlimited access to the premises of the Company in order to examine and inspect all relevant books and documents of the Company and to the management of the Company (who shall diligently cooperate with the EIF, including by answering all relevant questions and providing all relevant information). Additionally, the Company acknowledges and agrees that EIF could publish information on its website regarding the investment in the Company and request additional information to prepare a show case about the Company for EIF’s promotion.

16.6

No Party shall, or permit any person connected with it to, make any announcement or issue any press release concerning the investment made by the Investors without the prior written approval of the Investors.

16.7	In case of a conflict between this Clause 16 and clause 13 of the Investment Agreement, this Clause 16 will take precedence.

Shareholders’ Agreement

17.	Duration

17.1

Subject to the other provisions of this Agreement, this Agreement shall continue in full force and effect for an indefinite period of time and will terminate once the Shareholders and the Company agree in writing to terminate this Agreement, provided that this Agreement shall cease to have effect as regards a Shareholder who ceases to hold any Shares, save for any of the provisions of this Agreement which are expressed to continue in force after termination or ceasing to be a Shareholder.

17.2	In addition, this Agreement shall terminate:

(a)	immediately prior to the consummation of an IPO (except for Clauses 15 and 16); or

(b)	upon a Deemed Liquidation Event resulting in one Person becoming the beneficial owner of all of the Shares or a liquidation of the Company, whichever event occurs first.

18.	Data protection

18.1

Each of the Shareholders hereby consent to the processing of their personal data (in case of a Shareholder that is a registered investment company or a pooled investment fund only the name of the fund and the number of Shares such fund is holding) from time to time by the Company for the following purposes, subject to a duty of confidentiality of any person or party which may receive such data, for the following purposes:

(a)	conducting of due diligence in connection with a potential investment, financing or Deemed Liquidation Event or similar strategic transaction;

(b)	compliance with applicable law; and

(c)	the exchange of contact and shareholdings information amongst themselves.

18.2

The Company may process that personal data either electronically or manually. The personal data that may be processed by the Company for those purposes includes any information which may have a bearing on the prudence of investing in the Company. The Company shall process all personal data in accordance with applicable legislation on data protection.

19.	Anti-corruption

19.1

The Company covenants and agrees that the Company and its subsidiaries shall, and shall use their best efforts to procure that any director, officer, or employee of the Company (collectively Representatives) shall, at all times comply in all material respects with all applicable anti-bribery laws and anti-corruption laws including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act (collectively, Anti-Corruption Laws). The Company further represents, covenants and agrees that it shall not, and shall use its best efforts to procure that the Representatives of the Company shall not, in such capacity, directly or indirectly make, give, pay, agree, offer or promise to give any gift, contribution, payment, bribe, kickback, anything of value or similar benefit to any person or entity, including any:

(a)	elected or appointed government official or person acting for or on behalf of a government official;

(b)	employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function;

(c)	political party, candidate for public office, officer, employee, or person acting for or on behalf of a political party or candidate for public office;

(d)	employees or persons acting for or on behalf of international public organizations; or

(e)	any other person to the extent that it would result in a violation of Anti-Corruption Laws, in each case in order to gain an improper business advantage.

Shareholders’ Agreement

19.2

The Company covenants and agrees that it will use its best efforts to include appropriate anti-bribery and anti-corruption provisions in its future agreements with independent contractors, representatives or agents of the Company to ensure that those independent contractors, representatives or agents of the Company shall at all times comply in all material respects with all applicable Anti-Corruption Laws.

19.3

The Company covenants and agrees that it will maintain books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company’s assets. The Company and each of its Subsidiaries will maintain systems or internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with Anti-Corruption Laws. Neither the Company or, to the knowledge of the Company, any Representative of the Company, acting in such capacity, has or shall establish or maintain any unrecorded pool of the Company funds or assets or make any false, incomplete or misleading entries on any books or records of the Company for any purpose in any case which could result in a violation by or liability of the Company pursuant to any applicable Anti-Corruption Laws.

19.4

No existing person (whether any legal representative, director or employee) in the Company is a Sanctioned Person. The term “Sanctioned Person” means (i) the governments of Sudan, North Korea, Cuba and Iran, and any subdivision, agency or instrumentality thereof, (ii) any person directly or indirectly owned or controlled by or acting on behalf of the government or any subdivision, agency or instrumentality of Sudan, North Korea, Cuba or Iran, (iii) any person engaged in any industrial, commercial, public utility or governmental project in Sudan, (iv) any person that is or has been a citizen, domiciliary or permanent resident of, or that is or has been organized under the laws of or has or had its headquarters or principal place of business in, North Korea or Cuba, (v) any person located in Iran, (vi) any person located in Burma that engages in, or if not located in Burma that predominantly derives its profits from, the development of economic resources in Burma and (vii) any individual, group, company, legal entity, governmental entity or other person identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury or does not otherwise comply with U.S. laws relating to economic sanctions and anti-terrorism.

19.5	The Shareholders will use reasonable efforts to adhere to the United Nations Principles for Responsible Investment.

20.	ESG Compliance

20.1

The Company shall adopt a code of ethical conduct, pursuant to which the Company shall introduce and implement policies and procedures to ensure that it adheres to and aligns its operations and strategies with environmental, social and corporate governance disclosure requirements and best practice (the ESG Code). The Supervisory Board will appoint one of its members to be responsible for the implementation of the ESG Code (the ESG Director). Each year the ESG Director will provide the Supervisory Board and the Investors with a report outlining how the Company is managing important environmental, social and corporate governance matters, what further action (if any) should be taken by the Company, how the Company has improved in its implementation of the ESG Code so far and how the Company can improve its performance in this respect further. The Company shall provide promptly upon request, such other information concerning material developments in environmental, social and corporate governance disclosure requirements and best practice and the Company’s implementation of the ESG Code as the Investors may from time to time reasonably request. In case any breach of the ESG Code has occurred, the Company shall proactively inform Investors as soon as possible.

Shareholders’ Agreement

21.	CFIUS

21.1

If and only if (i) CFIUS requests or requires that the Company or a Series C Shareholder file a notice or declaration with CFIUS pursuant to the DPA, with respect to a Series C Shareholder’s investment in the Company (the Covered Transaction), or (ii) the Company or a Series C Shareholder (each of the Series C Shareholders described in (i) and (ii) a Non-U.S. Shareholder) determine in good faith that a filing with CFIUS with respect to the Covered Transaction is advisable or required by applicable law, then in either case, (i) or (ii): (x) the Company and such Non-U.S. Shareholder shall, and shall cause any Affiliates to, cooperate and promptly make a CFIUS filing in the requested, required or advisable form in accordance with the DPA; and (y) the Company and the Series C Shareholders shall, and shall cause any Affiliates to, use commercially reasonable efforts to obtain, as applicable, the CFIUS Satisfied Condition. For the avoidance of doubt, a Non-U.S. Shareholder shall have no obligation to accept or take any action, condition or restriction with respect to the Covered Transactions in order to achieve the CFIUS Satisfied Condition. In the event of a CFIUS Filing Requirement, neither (A) the “pay to play” provisions of the Investment Agreement nor (B) any future provisions of any other agreement serving a similar purpose with respect to a future acquisition of shares by a Non-U.S. Shareholder shall apply to any Non-U.S. Shareholder making filings pursuant to the DPA under this Clause 21.1 unless and until the date that is ten (10) Business Days after the CFIUS Satisfied Condition is achieved.

22.	Maximum liability

22.1

The maximum aggregate liability of the Series C Shareholders and their respective officers, directors, affiliates, employees and agents, for any all claims, losses, costs or damages, including attorneys` and accountants` fees and expenses and costs of any nature whatsoever or claims or expenses resulting from or in any way related to a Series C Shareholder’s breach of this Shareholders’ Agreement, the Articles of Association, the Investment Agreement and/or or any other related agreement shall be several and not joint with the other Series C Shareholders and shall not exceed amount actually invested by such Series C Shareholder pursuant to the Investment Agreement (except in the case of fraud or wilful misconduct).

23.	Invalidity

23.1

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall not affect or impair (a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or (b) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement. The Parties shall use all reasonable endeavours to replace the illegal invalid or unenforceable provision by a valid provision, the effect of which is as close as possible to the intended effect of the illegal, invalid or unenforceable provision.

24.	Notices

24.1	Any notice or other communication under or in connection with this Agreement shall be in writing and shall be conclusively deemed to have been duly given:

(a)

in the case of courier or registered mail to the addresses shown below, shall be effective when received, and in any event no later than two (2) Business Days (or five (5) Business Days, if the address of the recipient is not in the same country as the sender) after dispatch when sent by courier service or registered mail; and

Shareholders’ Agreement

(b)

sent by email to the Parties (other than Sanofi and Novo who exclusively will require notices in writing by courier or registered mail and e-mail), in which case it is treated as given upon delivery on the date of delivery if delivered before 6.00 p.m. (local time at the place of destination) on any Business Day and in any other event on the Business Day following the date of delivery, and each notice sent by courier or registered mail shall be sent by e-mail simultaneously.

24.2

All other notices under this Agreement can be sent in the same way but can also be sent by email (other than Sanofi and Novo who will only accept notices in writing by courier or registered mail and e-mail) at the following e-mail addresses or such other e-mail as communicated by the Party concerned to the other Parties.

24.3	For the purposes hereof, the addresses of the Parties shall be as specified below:

If to Gilde: Attn. Mr Luzi Newtonlaan 91 3584 BP Utrecht The Netherlands E-mail luzi@gildehealthcare.com	If to Versant: Attn: Mr Bolzon and Mr Magni One Sansome Street, Suite 3630 San Francisco, CA United States 94104 E-mail gmagni@versantventures.com with a copy to cdring@versantventures.com

If to MRLV: Attn. Mr Halse 320 Bent Street Cambridge Massachusetts 02141 United States of America E-mail reza.halse@merck.com	If to Vesuvius: Attn: Mr Jan van der Hoeven Onderwijsboulevard 225 5223 DE ‘s-Hertogenbosch The Netherlands E-mail: Jan.van.der.Hoeven@agrifoodhealth.nl with a copy to erik.vandenberg@yahoo.com

If to the Company: Attn. Mr Hurly Yalelaan 60, 3584 CM Utrecht The Netherlands E-mail s.hurly@lavatherapeutics.com	If to the STAK Attn. the Board Onderwijsboulevard 225 5223 DE ‘s Hertogenbosch The Netherlands E-mail: Jan.van.der.Hoeven@agrifoodhealth.nl

Shareholders’ Agreement

If to Mr Van den Berg: Bosscheweg 61 5261 AC Vught The Netherlands Email: e.vandenberg@lavatherapeutics.com

If to Novo:

Novo Holdings A/S

Attn. Mses Ludvigsen and Lüneborg

Tuborg Havnevej 19

DK 2900 Hellerup

Denmark

E-mail: hlud@novo.dk and nllb@novo.dk

With copy (which shall not constitute notice) to:

Novo Ventures (US), Inc.

501 2nd Street, Suite 300

San Francisco, CA 94107

Attn: Junie Lim

Email: jeql@novo.dk

If to Sanofi:

Attn. Sanofi Ventures Investments Europe

Sanofi, 54 Rue La Boétie, 75008 Paris, France

With copy (which shall not constitute notice) to:

Sanofi Foreign Participations B.V.

Paasheuvelweg 25, 1105BP Amsterdam, Netherlands

If to Ysios: Attn. Mr Jean-Mairet / Iñigo López-Huerta Avda. Libertad 25 4th floor 20004 San Sebastián (Guipúzcoa) Spain Email: jjean-mairet@ysioscapital.com / ilopez- huerta@ysioscapital.com

If to Pureos:

Attn. to the Directors

BB Pureos Bioventures GP (Guernsey) Limited

Trafalgar Court, Les Banques, St. Peter Port, Guernsey GY1 3QL, Channel Islands

With copy (which shall not constitute notice) to:

Attn. Martin Münchbach

Bellevue Asset Management AG

Seestrasse 16, 8700 Kusnacht, Switzerland

E-mail: mam@bellevue.ch

If to Redmile

Attn. Mr Joshua Garcia

c/o Redmile Group, LLC

One Letterman

Drive Building D, Suite D3-300

San Francisco, CA 94129 USA

United States of America

E-mail: operations@redmilegrp.com

With a copy (which shall not constitute notice to)

Redmile Group, LLC

One Letterman Drive

Building D, Suite D3-300

San Francisco, CA 94129 USA

Attn: Legal Department

Email: Redmile_legal@redmilegrp.com

Shareholders’ Agreement

24.4

A Party may change or supplement the contact details for service of any notice pursuant to this Agreement, or designate additional addressees for the purpose of this Clause 24 by giving the other Parties written notice of the new contact details in the manner set out in this Clause 24.

24.5	The provisions of this Clause 24 shall not apply in relation to the service of documents for the purpose of litigation.

25.	General provisions

25.1	Entire Agreement

This Agreement and the Exhibits hereto set out the entire agreement and understanding between the Parties in connection with the subject matter of this Agreement, supersede any previous agreement including undertakings, arrangements, understandings or statements of any nature (whether oral or written) between the Parties with respect thereto, including but not limited to the term sheet dated 16 June 2020, as amended and restated on 10 July 2020 and 6 August 2020 successively, and any previous shareholders agreement(s) regarding the Company.

25.2	Amendments

Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only in writing and with the written and signed consent of (a) a Qualified Board Majority and (b) a Qualified Preferred Majority provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (i) this Agreement may not be amended with respect to any Party so as to affect such Party in a manner materially different or disproportionate to other Parties, without the written consent of such Party, (ii) Clause 5 may not be amended with respect to any Party so as to adversely affect such Party, without the written consent of such Party (iii) Clauses 11.15, 13.6 and any CFIUS related provisions (including, but not limited to Clause 21 and any related definitions) may not be amended without the written consent of Novo and Sanofi. Any amendment, modification, termination, or waiver effected in accordance with this Clause 25.2 be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Notwithstanding the foregoing and subject to prompt written notice to the other Parties, Clause 24 may be amended by the Company after the date of this Agreement without the consent of the other Parties to (i) amend or modify the information regarding a Party upon written request of such Party and (ii) add information regarding any additional Person who becomes a party to this Agreement in accordance with its terms.

25.3	Third Party Stipulation

In the event any third party stipulation (derdenbeding) is accepted by a third party, such third party shall not become a party to this Agreement.

25.4	Discrepancies

In the event of any discrepancies or contradictions between this Agreement and the Articles of Association, this Agreement shall prevail to the extent permitted under the laws of the Netherlands.

25.5	Waiver

Each of the Parties hereby waives, to the extent allowed under Dutch law, its right under articles 6:228 and 6:265 to 6:272 inclusive to have this Agreement rescinded (ontbonden) and/or annulled (vernietigd) or to claim in legal proceedings the rescission (ontbinding), and/or annulment (vernietiging) in whole or in part thereof and their rights under article 6:230 of the Dutch Civil Code to request in legal proceedings the amendment of this Agreement, or to cancel or terminate (opzeggen) this Agreement.

Shareholders’ Agreement

25.6	Assignment or encumbrance

No Party may assign this Agreement (contractsoverneming) or assign or encumber any of its rights thereunder without (i) the prior written consent of the other Parties and (ii) compliance with Clause 11, provided a Shareholder can Transfer its rights to a transferee of Shares in accordance with this Agreement.

25.7	Further action

If at any time after the date of this Agreement, any further action is necessary or desirable in order to implement this Agreement, each Party shall at its own cost execute and deliver any further documents and take all such necessary action as may reasonably be requested from each of such party.

25.8	No implied waiver

Nothing shall be construed as a waiver under this Agreement unless a document to that effect has been signed by the Parties or notice to that effect has been given.

The failure of a Party to exercise any right under this Agreement (which shall include the granting by a Party to either (any) of the other Parties of an extension of time in which to perform its obligations under any provision hereof) shall not be deemed to constitute a waiver of the right to exercise any such right in the future.

25.9	Applicable law

This Agreement and any non-contractual obligations arising out of, or in connection with, it shall be governed by, and interpreted in accordance with the laws of the Netherlands.

25.10	Jurisdiction

The Parties agree that any dispute in connection with this Agreement or any agreement resulting therefrom shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam.

[Signature pages follow]

Shareholders’ Agreement

This Agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at their signatures below:

LAVA Therapeutics B.V.	Stichting Administratiekantoor LAVA Therapeutics

By: Stephen Hurly	By: Biox Management B.V.
Title: Managing Director	Title: Managing Director
Date: September 2020	By: Mr. J.C.M. van der Hoeven
Title: Managing Director
Date: September 2020

Coöperatieve Gilde Healthcare IV U.A.	Coöperatieve Gilde Healthcare IV U.A.

By: Gilde Healthcare IV Management B.V.	By: Gilde Healthcare IV Management B.V.
Title: Managing Director	Title: Managing Director
By: Gilde Healthcare Holding B.V.	By: Gilde Healthcare Holding B.V.
Title: Managing Director	Title: Managing Director
By: Edwin de Graaf	By: Martemanshurk B.V.
Title: Managing Director	Title: Managing Director
Date: September 2020	By: Pieter van der Meer
Title: Managing Director
Date: September 2020

Versant Venture Capital VI, L.P.	Versant Vantage I L.P.

By: Versant Venture Capital VI, L.P.	By: Versant Vantage I, L.P.
By: Versant Ventures VI GP, L.P.	By: Versant Vantage I GP, L.P.
By: Versant Ventures VI GP-GP, LLC	By: Versant Vantage VI GP-GP, LLC
Its: General Partner	Its: General Partner
By: Robin L. Praeger	By: Robin L. Praeger
Title: Managing Director	Title: Managing Director
Date: September 2020	Date: September 2020

Shareholders’ Agreement

MRL Ventures Fund, LLC	Vesuvius Holding B.V.

By: Reza Halse	By: Biox Management B.V.
Title: President	Title: Managing Director
Date: September 2020	By: Mr. J.C.M. van der Hoeven
Title: Managing Director
Date: September 2020

Mr Erik Jan van den Berg

Date: September 2020

Shareholders’ Agreement

Novo Holdings A/S	Sanofi Foreign Participations B.V.

By: Thomas Dyrberg by specific power of attorney	By: Pieter W. Oldenziel
Title: Managing partner	Title: Managing director
Date: September 2020	Date: September 2020

Ysios BioFund III FCRE	Redmile Biopharma Investments II, L.P.

By:	By: Redmile Biopharma Investments II (GP),
Title:	LLC, its general partner
Date: September 2020	By: Joshua Garcia
Title: Chief Financial Officer
Date: September 2020

BB Pureos Bioventures, LP

By: BB Pureos Bioventures GP (Guernsey)
Limited, its General Partner
By
Title:
Date: September 2020

Shareholders’ Agreement

Solely for confirmation, acknowledgment and agreement of Clause 11.10 and 11.11:

Biox Biosciences B.V.	Lupus Ventures B.V.

By: Mr. J.C.M. van der Hoeven	By: Lupus Management B.V.
Title: Managing Director	Title: Managing Director
Date: September 2020	By: C.L.J. de Wolff Holding B.V.
Title: Director
By: Mr. C.L.J. de Wolff
Title: Managing Director
Date: September 2020

E. van den Berg Holding B.V.

By: Mr Erik Jan van den Berg
Title: Managing Director
Date: September 2020

Shareholders’ Agreement

Exhibit 1 Cap table

Part A: Issued capital of the Company subsequent to First Tranche Closing

Issued capital (subsequent to First Tranche Closing):

•	1,275 Ordinary Shares

•	4,695 Series A Shares

•	17,646 Series B Shares

•	18,705 Series C Shares

Shareholder	No. of Ordinary Shares	No. of Series A Shares	No. of Series B Shares	No. of Series C Shares
Vesuvius	750	4,450	0	263
Mr Van den Berg	0	245	0	0
STAK	525	0	0	0
Gilde	0	0	7,720	3,164
Versant VI	0	0	7,720	2,260
Versant Vantage I	0	0	0	904
MRLV	0	0	2,206	791
Novo	0	0	0	3,956
Sanofi	0	0	0	2,373
Redmile	0	0	0	2,357
Ysios	0	0	0	1,582
Pureos	0	0	0	1,055

Total	1,275	4,695	17,646	18,705

Shareholders’ Agreement

Relevant Securities (other than Shares):

Allocated:

Employee	US ESOP		Dutch ESOP	Founder Depositary Receipts
A. van Elsas			60
L. Bevaart			30
E. Ensing			60
P. Allison	151
P. Parren			602
P. Machielsen			30
R. Roovers			30
P. Ros			100
S. Hurly	1054
T. Riedl			30
T. Adang			211
H. Van der Vliet				350
T. de Gruijl				175
B. Winograd	[452	*]
D. Wittrup	[30	*]

Total	1205		1153	525

*	To be formalized.

Unallocated:

ESOP: 5,078 – 2,883 = 2,195 unallocated.

Shareholders’ Agreement

Part B: Issued capital of the Company subsequent to Second Tranche Closing

Issued capital (subsequent to Second Tranche Closing):

•	525 Ordinary Shares

•	1,445 Series A Shares

•	17,646 Series B Shares

•	40,277 Series C Shares

Shareholder	No. of Ordinary Shares	No. of Series A Shares	No. of Series B Shares	No. of Series C Shares
Vesuvius	0	1,200	0	567
Mr Van den Berg	0	245	0	0
STAK	525	0	0	0
Gilde	0	0	7,720	6,813
Versant VI	0	0	7,720	4,866
Versant Vantage I	0	0	0	1,947
MRLV	0	0	2,206	1,703
Novo	0	0	0	8,518
Sanofi	0	0	0	5,110
Redmile	0	0	0	5,076
Ysios	0	0	0	3,406
Pureos	0	0	0	2,271

Total	525	1,445	17,646	40,277

Relevant Securities (other than Shares)

Allocated:

STAK: To be confirmed by the Company on the Second Tranche Closing Date

ESOP: To be confirmed by the Company on the Second Tranche Closing Date

Unallocated:

STAK: To be confirmed by the Company on the Second Tranche Closing Date

ESOP: To be confirmed by the Company on the Second Tranche Closing Date

Shareholders’ Agreement

Part C: Issued capital of the Company subsequent to Third Tranche Closing

Issued capital (subsequent to Third Tranche Closing):

•	525 Ordinary Shares

•	1,445 Series A Shares

•	17,646 Series B Shares

•	63,706 Series C Shares

Shareholder	No. of Ordinary Shares	No. of Series A Shares	No. of Series B Shares	No. of Series C Shares
Vesuvius	0	1,200	0	897
Mr Van den Berg	0	245	0	0
STAK	525	0	0	0
Gilde	0	0	7,720	10,777
Versant VI	0	0	7,720	7,697
Versant Vantage I	0	0	0	3,080
MRLV	0	0	2,206	2,693
Novo	0	0	0	13,472
Sanofi	0	0	0	8,082
Redmile	0	0	0	8,029
Ysios	0	0	0	5,387
Pureos	0	0	0	3,592

Total	525	1,445	17,646	63,706

Relevant Securities (other than Shares):

Allocated:

STAK: To be confirmed by the Company on the Third Tranche Closing Date

ESOP: To be confirmed by the Company on the Third Tranche Closing Date

Unallocated:

STAK: To be confirmed by the Company on the Third Tranche Closing Date

ESOP: To be confirmed by the Company on the Third Tranche Closing Date

Shareholders’ Agreement

Exhibit 2 Articles of Association

Shareholders’ Agreement

Exhibit 3 Reserved Matters

Part 1

Management Board Reserved Matters

1.	any transaction with any related party or parties that, in the aggregate, exceeds ten percent (10%) of the approved budget;

2.	any resolution of the Management Board to enter into a CTA and/or IND application procedure;

3.	any transaction or series of transactions that in the aggregate would result in the incurrence by the Company of indebtedness for borrowed money, including guarantees of the obligations of others and capitalized leases and similar financing arrangements in excess of one hundred thousand Euros (€ 100,000);

4.	guarantee any indebtedness;

5.	modification of the strategy of the Company’s activities, including, without limitation, the determination and modification of the Budget, including Business Plan;

6.	the appointment, suspension and dismissal of any key executive (including the CEO, CMO, CSO and any Managing Director), any decision concerning the contractual relationship between the Company on the one hand and any key executive on the other, and the grant of any debt owed by or to a key executive;

7.	initiate any litigation;

8.	the appointment of agents or any financial or legal advisors in connection to the listing of the Company’s shares on a stock exchange market;

9.	any transaction relating to intellectual property rights owned or controlled by the Company or a third party;

10.	disposing of any material asset of the Company or terminating the business of the Company or a substantial part thereof involving an amount exceeding one hundred thousand Euros (€ 100,000);

11.	establishment of pension plans and granting pension rights in excess of those arising from existing arrangements;

12.	the application to have Shares listed at a stock exchange as well as any action to prepare for such listing;

13.	undertaking any such legal acts as will be determined and clearly defined by the Supervisory Board and notified to the Management board in writing;

14.	direct or indirect participation in the capital of another company and changing the size of such participation;

15.	long term direct or indirect cooperation with another company, entity or person involving an amount exceeding one hundred thousand Euros (€ 100,000), including termination of such cooperation;

16.	any (voluntary) dissolution and liquidation of the Company, (including the appointment and remuneration of the liquidator(s));

17.	incorporation, relocation or liquidation of subsidiaries, branches or enterprises, purchase or sale of shareholdings in other companies as well as the purchase of other businesses in whole or in essential parts;

Shareholders’ Agreement

Management Board Reserved Matters

18.	any acquisition, investment, capital expenditure, sale or lease of assets, major licensing or distribution agreement, or creation of a contract to the extent that (i) such transaction or series of related transactions has a cost or value to the Company exceeding one hundred thousand Euros (€ 100,000) in the aggregate over a twelve-month period and (ii) was not budgeted for in the annual budget (excluding ordinary business);

19.	disposal of intellectual property rights and the conclusion or termination of patent, license, knowhow and cooperation agreements in relation to intellectual property, if and insofar such disposal, conclusion or termination exceeds the ordinary course of business of the Company or the disposal or series of related disposals of any other essential assets of the Company outside the ordinary course of business for a value exceeding one hundred thousand Euros (€ 100,000) in the aggregate;

20.	granting of security interests over the Company’s assets, provision of personal securities, guarantees and joint liabilities as well as acceptance of liabilities, except for such measures that are within the ordinary course of business of the Company;

21.	conclusion, modification or termination of any contract, financial arrangement or other transaction between, on the one hand, the Company or one of its Affiliates (if any) and, on the other hand: (i) a Shareholder or (ii) a manager of the Company or (iii) a related Person of a Shareholder or of a manager of the Company;

22.	amendment of the ESOP, grant of options under the ESOP or depositary receipts under the STAK, or adopting a new plan to incentivise key employees;

23.	determination of remuneration and bonuses of key employees;

24.	proposal to dissolve and liquidate the Company or filing for bankruptcy (faillissementsaanvraag) or filing for a suspension of payments (surseance van betaling) on behalf of the Company;

25.	borrow or lend money or enter into any other financing transactions, excluding ordinary business;

26.	initiation of a sales process in relation to the fifty percent (50%) or more of the Shares of the Company or a substantial part of its assets;

27.	enter into settlement agreements or conduct any litigation, except for (i) legal actions that cannot be postponed or the purpose of which is solely to reserve rights and for (ii) for measures taken to collect money claims on account of goods delivered or services rendered by the Company;

28.	increase or decrease the minimum coverage of the Company’s directors’ and officers’ liability insurance; and

29.	purchase (inkoop) of Shares in the Company’s own capital, shares in the capital of any Subsidiary or depository receipts (certificaten van aandelen), representing any such Shares or the delegation of powers with respect to the approval of the purchase of the Company’s own Shares.

Shareholders’ Agreement

Part 2

General Meeting Reserved Matters

1.	any merger or consolidation and a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the stock or assets of the Company, including by way of an IPO or Deemed Liquidation Event;

2.	any amendments to either the Management Board or the Supervisory Board, including but not limited to its size and composition;

3.	any amendment to the Company’s Articles of Association or this Agreement;

4.	issuance of Shares or other securities (including convertible bonds, options and warrants);

5.	exclusion or limitation of pre-emption rights in case of issuance of Shares or a grant of rights to subscribe for Shares in the Company’s capital;

6.	transfer or revoking the authority to exclude or limit pre-emption rights to another corporate body;

7.	transfer or revocation of the authority to issue Shares or other securities (including convertible bonds, options and warrants) to another corporate body;

8.	reduction of the Company’s issued capital;

9.	statutory merger (juridische fusie) and statutory demerger (juridische splitsing);

10.	remuneration and further terms and conditions of employment for each of the members of the Management Board and the remuneration of the Supervisory Board;

11.	changing accounting principles and policies;

12.	reclassify, alter or amend any existing Share; including, without limitation, any amendment of rights attached to the (different series of) Shares and/or decision relating to a replacement of Shares of one series with Shares of another class and/or any other deviation from the principles set out in this Agreement in a manner that affects the rights tied to Preferred Shares;

13.	the grant of profit rights;

14.	any declaration or payment of a dividend or any other distribution of profits or reserves;

15.	appointing, suspending, dismissing or releasing from liability (décharge verlenen) any Managing Directors or determine or vary any terms of their appointment (including the employment conditions and remuneration of the Managing Directors);

16.	determining or amending the terms of appointment (including remuneration) of the Supervisory Directors;

17.	adopting schemes or arrangements in relation to the granting of bonuses or profit rights to Managing Directors or employees of the Company;

18.	the appointment, revocation and remuneration of the statutory auditor;

19.	the adoption of the Company’s annual accounts;

20.	redemption of Shares;

21.	any transaction or series of transactions that in the aggregate would result in the incurrence by the Company of indebtedness for borrowed money, including guarantees of the obligations of others and capitalized leases and similar financing arrangements in excess of one hundred thousand Euros (€ 100,000);

Shareholders’ Agreement

General Meeting Reserved Matters

22.	guarantee any indebtedness;

23.	transfer of the registered office of the Company outside the Netherlands; and

24.	changing the nature of the Company’s business.

Shareholders’ Agreement

Exhibit 4 ESOP

Shareholders’ Agreement

Exhibit 5 Business Plan and Budget

Shareholders’ Agreement

Exhibit 6 Tax Covenants

1.	Tax Covenants

1.1	Controlled Foreign Corporation.

(a)

Except with the prior written consent of VERSANT and MRLV or as a result of the SECOND TRANCHE CLOSING OR THIRD TRANCHE CLOSING (as defined in the INVESTMENT AGREEMENT), the COMPANY shall use commercially reasonable efforts to avoid the COMPANY and any Subsidiary that the COMPANY controls (together, the GROUP COMPANIES) becoming a controlled foreign corporation (CFC) as defined in Section 957 of the Internal Revenue Code of 1986, as amended (the CODE). Upon request of either of VERSANT or MRLV the COMPANY shall make due inquiry with its U.S. tax advisors in connection with any change to the capitalization table of any GROUP COMPANY, and in addition at least annually, regarding the status of each of the GROUP COMPANIES as a CFC. Upon request of either of VERSANT or MRLV the COMPANY shall use commercially reasonable efforts to provide VERSANT and/or MRLV with a report, prepared by U.S. tax advisors for the COMPANY acceptable to VERSANT and MRLV, regarding each of the GROUP COMPANIES’ status as a CFC and whether VERSANT or MRLV is required to include any gross income on their U.S. federal income tax return due any GROUP COMPANY’S status as a CFC. Upon request of either of VERSANT or MRLV the COMPANY shall provide VERSANT and/or MRLV with access to other GROUP COMPANY information as may be required to determine each GROUP COMPANY’S status as a CFC, to verify whether any GROUP COMPANY was a CFC for each fiscal year and to determine whether VERSANT and/or MRLV is required to include any amount of a GROUP COMPANY’S undistributed earnings in its gross income for U.S. federal income tax purposes.

(b)

If any Group Company is, in the reasonable opinion of the Company’s tax advisors or the reasonable opinion of VERSANT or MRLV, a CFC the Company shall upon request of VERSANT or MRLV: (a) use its commercially reasonable efforts to avoid the Group Company generating any income of a character that would be includible in the gross income of VERSANT or MRLV under Section 951 of the CODE and (b) to the extent permitted by law, pay to VERSANT and/or MRLV (whether by way of distribution or otherwise) an amount equal to 50% of the undistributed earnings of any GROUP COMPANY that are included in the gross income of VERSANT and/or MRLV, pursuant to Section 951 of the CODE. Payment under this Section shall be made not later than 45 days following the end of VERSANT’s and/or MRLV’s applicable taxable year.

1.2	Passive Foreign Investment Company.

(c)

Except with the prior written consent of VERSANT and MRLV, the COMPANY shall upon request of either of VERSANT or MRLV use commercially reasonable efforts to avoid any GROUP COMPANY being a passive foreign investment company (PFIC) as defined in Section 1297 of the CODE, and if any GROUP COMPANY is a PFIC to avoid generating income that would be includible in the gross income of VERSANT or MRLV pursuant to Section 1293 of the CODE. Upon request of either of VERSANT or MRLV the COMPANY shall make due inquiry with its U.S. tax advisors regarding any GROUP COMPANY’s status as a PFIC at least annually and when reasonably requested by VERSANT or MRLV. If any GROUP COMPANY is a PFIC, or if there is a likelihood of a GROUP COMPANY being a PFIC for any taxable year, the COMPANY shall upon request of either of VERSANT or MRLV, promptly notify VERSANT or MRLV of such status or risk, as the case may be. The COMPANY shall, upon request of either of VERSANT or MRLV, use commercially reasonable efforts to provide VERSANT or MRLV with an accurate and complete PFIC Annual Information Statement from each of the Group Companies in the form set out in Annex 9.2. The COMPANY will upon request of either of VERSANT or MRLV permit VERSANT or MRLV to inspect and copy any GROUP COMPANY’s permanent books of account, records, and such other GROUP COMPANY documents as are necessary to establish that the GROUP COMPANY’s ordinary earnings and net capital gain are computed in accordance with U.S. income tax principles.

Shareholders’ Agreement

(d)

If either of VERSANT or MRLV makes a qualified electing fund election (QEF Election) pursuant to Section 1295 of the CODE with respect to its investment in any GROUP COMPANY and VERSANT or MRLV is required to include an amount in gross income for a particular taxable year pursuant to Section 1293 of the CODE, the COMPANY shall upon request of either of VERSANT or MRLV, to the extent permitted by law, pay VERSANT or MRLV (whether by way of a distribution or otherwise) 50% of the amount that VERSANT or MRLV is required to include in gross income as set forth in a properly completed PFIC Annual Information Statement for such year. Payment under this Section shall be made not later than 45 days following the end of VERSANT’s or MRLV’s applicable taxable year.

1.3	Tax Classification and Elections.

(e)

The COMPANY shall use commercially reasonable efforts not to change its characterization as a corporation for United States federal income tax purposes without the prior written consent of VERSANT and MRLV.

(f)

The COMPANY shall, and shall cause the other Group Companies to, make or refrain from making any U.S. tax election that VERSANT or MRLV reasonably requests the GROUP COMPANY to make or refrain from making provided such elections do not adversely impact the SHAREHOLDERS other than VERSANT and MRLV.

1.4	Information and Reporting Requirement Support.

(g)

(If VERSANT or MRLV or any of its PARTNERS determines that it is subject to U.S. tax filing, information, and reporting requirements that require the disclosure of information about any GROUP COMPANY or GROUP COMPANY transactions not readily available to VERSANT or MRLV, the COMPANY agrees to use commercially reasonable efforts to provide such information to VERSANT or MRLV as may be necessary to allow VERSANT or MRLV (and its PARTNERS if applicable) to fulfil their U.S. tax filing, information, and reporting obligations. The COMPANY will use commercially reasonable efforts to comply, and to cause any other GROUP COMPANY to comply, with all record-keeping, reporting, and other reasonable requests necessary to comply with any applicable U.S. tax law or to allow VERSANT and MRLV (or its PARTNERS, if applicable) to comply with the applicable provisions of U.S. tax law with respect to the direct or indirect ownership of the GROUP COMPANIES. The term PARTNER means each shareholder, partner, member or other equity holder of VERSANT and MRLV and any person holding an option to acquire a share, partnership interest, membership interest or other equity interest in VERSANT or MRLV and any direct or indirect equity owner of such shareholder, partner, member, other equity holder or option holder.

1.5	Withholding Taxes.

(h)

If any Group Company is required to deduct and withhold taxes on any payment or income allocable to VERSANT or MRLV, at the written request of VERSANT or MRLV, the Company will use reasonable best efforts to assist VERSANT or MRLV or any of its PARTNERS in obtaining any available reduced rate of, exemption from, or refund of such tax (including the obtaining of a valid certificate issued by the applicable tax authority prescribing such reduced rate or exemption), pursuant to any applicable tax treaty or applicable law, provided VERSANT or MRLV or the applicable PARTNER timely provides the applicable GROUP COMPANY with all necessary forms and information to establish a reduced rate of, exemption from, or refund of such tax.

(i)

Upon request of either of VERSANT or MRLV the COMPANY shall request from its shareholders, no less frequently than the time or times prescribed by applicable law, such information, documentation or certification as may be required by applicable law to determine whether withholding may be required with respect to the shareholder’s interest in the COMPANY or in connection with tax filings in any jurisdiction in which or through which the COMPANY invests, including any information or certification required for the COMPANY (or any other entity in which the COMPANY directly or indirectly invests) to comply with any tax return or information filing requirements or to obtain a reduced rate of, or exemption from, any applicable tax, whether pursuant to the laws of such jurisdiction or an applicable tax treaty. Furthermore, in the case of an

Shareholders’ Agreement

entity in which the COMPANY directly or indirectly invests, upon request of either of VERSANT or MRLV the COMPANY shall forward to such entity any applicable information, documentation, or certifications from the Company’s shareholders, along with any such information, documentation, or certification required of the COMPANY, as and when necessary to establish a reduced rate of, exemption from, or refund of such tax.

1.6	Implementation.

(j)	Upon request of either of VERSANT or MRLV the COMPANY shall consult with its U.S. tax advisors to insure compliance with the covenants set forth in this Section 9.

(k)

To the extent any consent, affirmative vote, or other action is required by the COMPANY, its officers or directors, or any of the SHAREHOLDERs to implement the provisions of this Section 9, all SHAREHOLDERs shall consent, vote or take any other action at the applicable time. The COMPANY, its officers and directors, and each SHAREHOLDER shall use commercially reasonable efforts to fully cooperate in carrying out the provisions of this Section as required after the FIRST TRANCHE CLOSING DATE (AS DEFINED IN THE INVESTMENT AGREEMENT).

Shareholders’ Agreement

Exhibit 7 Deed of Adherence

This deed (this Deed) is made on [•]

BY:

(1)

[** B.V.] a private company with limited liability (besloten vennootschap) incorporated under the laws of the Netherlands, having its corporate seat in [**] and its registered office address at [**], and registered with the Dutch trade register under number [**] (the New Shareholder)[; and

(2)

[** B.V.] a private company with limited liability (besloten vennootschap) incorporated under the laws of the Netherlands, having its corporate seat in [**] and its registered office address at [**], and registered with the Dutch trade register under number [**] (the Original Shareholder)].

(3)

LAVA Therapeutics B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its seat (statutaire zetel) in ‘s Hertogenbosch, the Netherlands, its principal place of business at Yalelaan 60, 3584 CM Utrecht, the Netherlands and registered under number 65335740 with the Trade Register (the Company).

WHEREAS:

(4)	On [•] 2020, the Parties (as defined in the Agreement) entered into an amended and restated shareholders agreement dated (the Agreement).

(5)	Defined terms included in the Agreement has the same meaning unless specifically specified otherwise in this Deed.

(6)

The New Shareholder has [purchased/subscribed for] or proposes to [purchase/subscribe for] [•] [Ordinary] [Series A] [Series B] [Series C] Shares of [EUR 0.01] each in the capital of LAVA Therapeutics B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its seat (statutaire zetel) in ‘s Hertogenbosch, the Netherlands, its principal place of business at Onderwijsboulevard 225, 5223 DE ‘s-Hertogenbosch, the Netherlands and registered under number 65335740 with the Trade Register (the Company) [from the Original Shareholder].

(7)	(4) This Deed is made by the New Shareholder in compliance with clause [11.1 / 11.18 / 11.21 ] of the Agreement.

IT IS AGREED as follows:

1.	The New Shareholder confirms that it has been supplied with a copy of the Agreement.

2.

[The New Shareholder has [purchased/subscribed for] or proposes to [purchase/subscribe for] [•] Shares [•] of EUR [•] each in the capital of the Company at a subscription price of EUR [•] per share and agrees to hold the shares subject to the Articles of Association.] [In consideration of the sum of EUR [•] paid on the date hereof, the Original Shareholder shall forthwith transfer to the New Shareholder [•] Shares [•] together with the right to receive all dividends accrued thereon as at the date of transfer subject to the Articles of Association.] The Company shall register the New Shareholder in the shareholders’ register as the holder of [•] [•] Shares [•].]

3.

The New Shareholder undertakes to be bound by the Agreement in all respects as if the New Shareholder was a party to the Agreement and named in it as a Shareholder and to observe and perform all the provisions and obligations of the Agreement applicable to or binding on a Shareholder under the Agreement insofar as they fall to be observed or performed on or after the date of this Deed.

4.

This Deed is made for the benefit of (a) the “Parties” to the Agreement and (b) every other person who after the date of the Agreement (and whether before or after the execution of this Deed) assumes any rights or obligations under the Agreement or who adheres to it.

5.	The contact details of the New Shareholder for the purposes of clause [17] of the Agreement are as follows:

Shareholders’ Agreement

[Name New Shareholder]
Address:

E-mail:
Attention:

This Deed is governed by and must be construed in accordance with the laws of the Netherlands.

Shareholders’ Agreement

This deed has been duly executed on the date inserted on the front page of this deed by:

[New Shareholder]	[New Shareholder]

By:	By:
Title:	Title:

[Original Shareholder]	[Original Shareholder]

By:	By:
Title:	Title:

For acceptance by the Company as attorney on behalf of the “Parties” to the Agreement

LAVA Therapeutics B.V.	LAVA Therapeutics B.V.

By:	By:
Title:	Title:

Shareholders’ Agreement

Exhibit 8 Registration Rights

1.	Applicability of rights

1.1

The Shareholders shall be entitled to the following rights with respect to any potential public offering of the Ordinary Shares in the United States, and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognised securities exchange.

2.	Definitions

For the purposes of this Exhibit 8 Registration Rights:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

“Demand Notice” has the meaning given in paragraph 3.1 of Exhibit 8 Registration Rights.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time;

“Form F-3” means such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC;

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC;

“Holder” means, for purposes of this Exhibit 8 Registration Rights, any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Exhibit 8 Registration Rights have been duly assigned in accordance with this Agreement;

“Initiating Holders” has the meaning given in paragraph 3.2 of Exhibit 8 Registration Rights.

“Registration”, “register”, “registered” or “registration” refer to a registration effected by preparing and filing a registration statement which is in a form which complies with, and is declared effective by the SEC in accordance with, the Securities Act;

“Registrable Securities” means: (i) any Ordinary Shares of the Company issuable or issued or re-designated upon conversion of the Preferred Shares outstanding immediately prior to the effective date of the registration statement for an IPO; (ii) any other Ordinary Shares held by any holder of Preferred Shares immediately prior to the effective date of the registration statement for an IPO and (iii) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) or (ii) above. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Exhibit 8 Registration Rights are not assigned in accordance with this Agreement and any shares for which registration rights have terminated pursuant to paragraph 9 below;

“Registrable Securities Then Outstanding” means the number of Ordinary Shares that are Registrable Securities and are then issued and outstanding or issuable upon conversion of the Preferred Shares then issued and outstanding;

“Registration Expenses” means all expenses incurred by the Company in complying with paragraphs 3, 4 and 5 hereof, including, without limitation, all registration and filing fees, printing

Shareholders’ Agreement

expenses, fees and disbursements of one counsel for the Holders (not to exceed $75,000 per registration), reasonable fees and disbursements of counsel for the Holders, Blue Sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company);

“Request Notice” has the meaning given in paragraph 3.1 of Exhibit 8 Registration Rights.

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the United States Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time; and

“Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to paragraphs 3, 4 and 5 hereof.

“Violation” has the meaning given in paragraph 8.1 of Exhibit 8 Registration Rights.

For purposes of this Exhibit 8 Registration Rights, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction.

3.	Demand Registration

3.1

Request by Holders. Subject to the conditions of this paragraph 3.1, if the Company shall receive at any time after the earlier of (i) three (3) years after the date hereof and (ii) one hundred eighty (180) days following an IPO, a written request from the Holders of 30% or more of the Registrable Securities Then Outstanding that the Company shall file a registration statement covering the registration of some or all of the Registrable Securities held by such Holders (a “Demand Notice”) in accordance with this paragraph 3.1, then the Company shall, within ten (10) Business Days of the receipt of a Demand Notice, give written notice of such proposed registration to all other Holders (a “Request Notice”) and shall offer to include in such proposed registration any Registrable Securities requested to be included in such proposed registration by such other Holders who respond in writing to the Company’s notice within thirty (30) days after delivery of such notice (which response shall specify the number of Registrable Securities proposed to be included in such registration). The Company shall effect, as soon as practicable, such registration of the Registrable Securities under the Securities Act on an appropriate form, including Form F-3 or Form S-3, if available, which the Company has been so requested to register; provided, however, that the Company shall not be obligated to effect any registration under the Securities Act except in accordance with the following provisions:

3.1.1	The Company shall not be obligated to effect more than two (2) such demand registrations pursuant to this paragraph 3;

3.1.2	The Company shall not be obligated to file a registration statement during the one hundred eighty (180) day period commencing with the date of the closing of the Company’s initial public offering; and

3.1.3

The Company shall not be obligated to file a registration statement if the Company delivers notice to the Holders within thirty (30) days of receipt of any Demand Notice of the Company’s intention to file a registration statement for such initial public offering within sixty (60) days.

3.1.4

Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this paragraph 3 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Management Board it would be materially detrimental to the Company and its shareholders for such registration statement to

Shareholders’ Agreement

either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganisation, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other shareholder during such sixty (60) day period.

3.2

Underwriting. If the Holders initiating the registration request under this paragraph 3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their Demand Notice and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this paragraph 3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities requesting registration (including the Initiating Holders) on a pro rata basis according to the number of Registrable Securities Then Outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided, further, that at least thirty per cent (30%) of shares of Registrable Securities requested to be included in such underwriting and registration shall be so included unless such offering is the initial IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s). Such withdrawal notice shall be delivered to the Company and the underwriter(s) at least five (5) Business Days prior to the filing date of the registration statement if the Company confirms the filing date to all holders at least ten (10) Business Days prior to such filing date. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

3.3

Other Securities Laws in Demand Registration. In the event of any registration pursuant to this paragraph 3, the Company shall register and qualify the securities covered by the registration statement under the securities laws of any other jurisdictions outside of the United States only at the request of a majority of the Initiating Holders; provided, however, that: (a) the Company shall not be required to do business or to file a general consent to service of process in any such state or jurisdiction, unless the Company is already subject to service in such jurisdiction, and (b) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, the expenses shall be payable pro rata by the selling shareholders.

Shareholders’ Agreement

3.4

Effectiveness of Demand Registration. A registration shall not be counted as “effected” for purposes of this paragraph 3 until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to this paragraph 3, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this paragraph 3. Additionally, a registration shall also not be counted as “effected” for purposes of paragraph 3 if, as a result of an exercise of the underwriter(s)’s cutback provisions in paragraph 3.2, fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

4.	PIGGYBACK REGISTRATIONS

4.1

Offering by Company. The Company shall notify all Holders in writing promptly and in any case at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under paragraphs 3 and 5 of this Exhibit) and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

4.2

Underwriting. If a registration statement under which the Company gives notice under this paragraph 4 is for an underwritten offering, then the Company shall so advise the Holders. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this paragraph 4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to paragraph 11, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities Then Outstanding held by each such Holder, and third, to holders of other securities of the Company; provided, that at least thirty per cent (30%) of shares of Registrable Securities requested to be included in such underwriting and registration shall be so included unless such offering is the initial IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s). Such withdrawal notice shall be delivered to the Company and the underwriter(s) at least five (5) Business Days prior to the filing date of the registration statement if the Company confirms the filing date to all Holders at least ten (10) Business Days prior to such filing date. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

4.3

Not Demand Registration. Registration pursuant to this paragraph 4 shall not be deemed to be a demand registration as described in paragraph 3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this paragraph 4.

Shareholders’ Agreement

5.	FORM F-3 AND FORM S-3 REGISTRATION

In case the Company shall receive from any Holder(s) a written request or requests that the Company effect a registration on Form F-3 or Form S-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to Registrable Securities owned by such Holder(s) having an anticipated aggregate offering price of at least £3 million (or US$ equivalent value), then the Company will:

5.1

Notice. Promptly and in any case within ten (10) days give written notice of the proposed registration and the relevant Holder(s)’ request therefor, and any related qualification or compliance, to all other Holders.

5.2

Registration. As soon as practicable and in any event within forty-five (45) days after the date a request is given by the initiating Holder(s) under this paragraph 5 effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder(s)’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by paragraph 5.1; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this paragraph 5 (i) if Form F-3 or Form S-3 is not available for such offering by the relevant Holders or (ii) if the Company shall furnish to the relevant Holders a certificate signed by the chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 or Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 or Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than sixty (60) days after receipt of the request of the relevant Holder(s) under this paragraph 5; provided that the Company shall not register any of its other shares during such sixty (60) day period.

5.3

Not Demand Registration. Form F-3 or Form S-3 registrations shall not be deemed to be demand registrations as described in paragraph 3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this paragraph 5; provided that the Company shall not be required to file more than two (2) Form F-3 or Form S-3 registration statements in any twelve (12) month period.

5.4

Underwriting. If the Holders of Registrable Securities requesting registration under this paragraph 5 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of paragraph 3.2 shall apply to such registration.

6.	Expenses

All Registration Expenses incurred in connection with any registration pursuant to paragraphs 3, 4 or 5 (but excluding Selling Expenses which are not included in the Registration Expenses) shall be borne by the Company (which shall include the expense of one special counsel of the selling shareholders). Each Holder participating in a registration pursuant to paragraphs 3, 4 or 5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.

7.	Obligations of the Company

Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

Shareholders’ Agreement

7.1

Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days; provided, however, that: (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s); and (ii) in the case of any registration of Registrable Securities on Form F-3 or Form S-3 which are intended to be offered on a continuous or delayed basis, such one hundred twenty (120) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

7.1.1

Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

7.1.2

Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

7.1.3

Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

7.1.4

Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.

7.1.5

Notification. Notify each Holder of Registrable Securities covered by such registration statement of: (i) the time when such registration statement has been declared effective; (ii) after such registration statement becomes effective, of any request by the SEC that the Company amend or supplement such registration statement or prospectus; (iii) when a prospectus relating to a registration statement is required to be delivered under the Securities Act, the time when a supplement to any prospectus forming a part of such registration statement has been filed; (iv) the issuance of any stop order by the SEC in respect of such registration statement; and (v) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

7.1.6

Listing on security exchanges. Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

7.1.7

CUSIP Number. Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

7.2

Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to paragraphs 3, 4 or 5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

Shareholders’ Agreement

7.3

Inspection. Promptly make available for inspection by the selling Holders, any underwriter(s) participating in any registration of Registrable Securities made under this Agreement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith.

7.4

Insider Trading Policy. The Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-l of the Exchange Act.

8.	Indemnification

In the event any Registrable Securities are included in a registration statement under paragraphs 3, 4 or 5:

8.1

By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, its partners, officers, directors, security holders, legal counsel, any underwriter (as defined in the Securities Act) and accountant for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or applicable securities law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

8.1.1

any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

8.1.2	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

8.1.3

any violation or alleged violation by the indemnifying party (or any of its agents or affiliates) of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or any applicable securities laws in connection with the offering covered by such registration statement, and the Company will reimburse each such Holder, its partner, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this paragraph 8.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, or any partner, officer, director, underwriter or controlling person of such Holder. Notwithstanding the foregoing, “affiliate” as solely used in this definition with respect to Novo Holdings A/S (“Novo”) shall mean only Novo Ventures (US), Inc. and any other entity with a primary purpose of making, evaluating, or providing advice with respect to investments that is controlled by or under common control with Novo.

8.2

By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, (severally and not jointly) indemnify and hold

Shareholders’ Agreement

harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel, any underwriter or accountant and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other applicable securities law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this paragraph 8.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld) nor shall the Holder be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Company, or any partner, officer, director, underwriter or controlling person of the Company; and provided, further, that in no event shall any indemnity under this paragraph 8.2 exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

8.3

Notice. Promptly after receipt by an indemnified party under this paragraph 8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this paragraph 8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defence thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses of one such counsel to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this paragraph 8 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this paragraph 8.

8.4

Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any indemnified party makes a claim for indemnification pursuant to this paragraph 8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this paragraph 8 provides for indemnification in such case; or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this paragraph 8; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each indemnifying party and the indemnified party. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified

Shareholders’ Agreement

party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section II(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation and provided further that in no event shall a Holder’s liability pursuant to this paragraph 8.4, when combined with the amounts paid or payable by such Holder pursuant to paragraph 8.3, exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

8.5

Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this paragraph 8 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defence of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

9.	Termination of the Company’s obligations

9.1

The Company’s obligations under paragraphs 3, 4 and 5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to paragraphs 3, 4 or 5 shall terminate on the earlier of (i) the fifth anniversary of an IPO and (ii) the date after an IPO in which all shares of such Holder are freely tradable (as defined below) and eligible to be sold without restriction under Rule 144 under the Securities Act. “Freely tradable” means, with respect to the Company’s shares, shares (i) that are eligible to be sold by any person (including an affiliate of the Company) without any volume limit, holding period, or manner of sale restrictions under the Securities Act and applicable regulations, and (ii) for which the Company has provided a certificate or opinion letter, as required by and as reasonably acceptable to its transfer agent, to its transfer agent instructing the transfer agent that any restricted legend thereon no longer applies.

10.	No Registration Rights to third parties

Without the prior written consent of the Holders of a majority in interest of the Registrable Securities Then Outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 or Form S-3 registration rights described in this Exhibit 8 Registration Rights, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

11.	Market stand-off

11.1

Each Holder agrees that, so long as it holds any securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those to be included in the registration and other securities to be transferred to Permitted Transferees of the Holder) without the prior written consent of the underwriters managing the initial public offering of the Company’s securities for a period of time specified by the representative of the underwriters not to exceed one hundred and eighty (180) days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters or such other period as may be requested by the Company or the underwriter(s) to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto). The foregoing provision of this paragraph

Shareholders’ Agreement

11 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of one per cent (1%) or more of the Company’s outstanding share capital (calculated on a fully diluted basis) enter into similar agreements, and if the Company or any underwriter releases any officer, director or holder of one per cent (1%) or more of the Company’s outstanding share capital (calculated on a fully diluted basis) from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities holding at least one per cent (1%) of the then outstanding share capital of the Company (calculated on a fully diluted basis) to execute prior to an IPO a market stand-off agreement containing substantially similar provisions as those contained in this paragraph 11. The foregoing provision of this paragraph 11 shall not apply to the sale of any securities of the Company acquired by the Holder in the initial public offering or in the open market subsequent to the closing of the initial public offering.

12.	Transfer of Registration Rights

12.1

The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a transferee or assignee of such securities that: (i) is partner or retired partner of a Holder which is a partnership, (ii) a member or former member of a Holder which is a limited liability company (iii) any family member or trust for the benefit of any Holder (iv) an Affiliate of an Investor; or (vi) after such assignment or transfer, holds at least 10% of the Shares in issue, provided that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned.

13.	Rule 144 reporting

With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3 or Form S-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

13.1

Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

13.2

File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

13.3

So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request: (i) a written statement by the Company as to the extent of its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (at any time after it so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company; and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3 or Form S-3.

Shareholders’ Agreement